Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MINDBODY, INC.,

a Delaware corporation,

HARLEY MERGER SUB, INC.,

a Delaware corporation,

BOOKER SOFTWARE, INC.,

a Delaware corporation,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Representative

Dated as of March 12, 2018

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 12, 2018 (the “Agreement Date”) by and among MINDBODY, Inc., a Delaware corporation (“Parent”), Harley Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Booker Software, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, as Representative (the “Representative”).

RECITALS

A.    The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware.

B.    The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the Merger.

C.    Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, each employee of the Company listed on Exhibit B-1 (each, a “Specified Employee”) is executing and delivering to Parent an Employment Transition Letter in the form previously agreed to by Parent and each Specified Employee (each, an “Employment Transition Letter”) and each employee of the Company listed on Exhibit B-2 (each, a “Listed Employee”) is executing and delivering to Parent a Noncompetition and Nonsolicitation Agreement in the form previously agreed to by Parent and each Listed Employee (each, a “Noncompetition Agreement”), in each case to become effective upon the Closing (as defined below).

D.    Immediately following the execution and delivery of this Agreement, the Company will secure from each Company Stockholder (as defined below) listed on Exhibit C-1 a written consent substantially in the form attached hereto as Exhibit C-2 (the “Company Stockholder Consent”) approving the Merger and adopting this Agreement.

E.    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“2011 EIP” means the Company’s Third Amended and Restated 2011 Equity Incentive Plan, as amended.

“2015 Stock Plan” means the Company’s 2015 Stock Plan, as amended.

“Acquisition Proposal” means with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, or from the stockholders of the Company, by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company, or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business) or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; or (C) any liquidation or dissolution of the Company, or any extraordinary dividend or distribution, whether of cash or other property.

“Action” means any action, suit, litigation, arbitration, mediation, proceeding, prosecution, investigation, hearing, audit, examination or subpoena commenced, brought, conducted or heard by or before any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, including without limitation a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary or another Subsidiary of a Person of which the first Person is also a Subsidiary; “control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.

“Aggregate Escrow Cash” means the Escrow Cash plus the Specified Matter Escrow Cash.

“Aggregate Exercise Price” means the sum of the exercise prices of all (i) Vested Company Options which are unexpired, unexercised and outstanding immediately prior to the Effective Time and that have an exercise price per share that is less than the Per Share Amount and (ii) Company Warrants which are unexpired, unexercised and outstanding immediately prior to the Effective Time.

“Aggregate Series B Consideration” means the product of (A) all Company Series B Stock which is issued and outstanding immediately prior to the Effective Time and (B) the Series B Per Share Amount.

“Aggregate Series C Consideration” means the product of (A) all Company Series C Stock which is issued and outstanding immediately prior to the Effective Time and (B) the Series C Per Share Amount.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all Orders applicable to a Person or any of its assets, properties or businesses.

“Balance Sheet Date” means December 31, 2017, the date of the Company Balance Sheet.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Closing” means the closing of the transactions to consummate the Merger.

“Closing Date” means a time and date to be specified by the parties after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions).

“Closing Net Working Capital” means (A) the Company’s consolidated total current assets as of the Closing Date (determined in accordance with GAAP) less (B) the Company’s consolidated total current liabilities as of the Closing Date (determined in accordance with GAAP), with such adjustments as are set forth on Exhibit D. Notwithstanding the foregoing, no item of Company Closing Debt, Company Merger Expenses or Company Closing Cash that is included in the calculation of Total Merger Consideration shall be included in the calculation of Closing Net Working Capital.

“Closing Spreadsheet” means a spreadsheet dated as of the Closing Date which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of issued and outstanding Company Capital Stock, Vested Company Options and Company Warrants: (A) the names of all the Company Securityholders and their respective addresses and where available, taxpayer identification numbers; (B) the number and kind of shares of Company Capital Stock held by, or subject to the Vested Company Options or Company Warrants held by, such Persons, and whether any such Company Options are Employee Options or Non-Employee Options; (C) the amount of cash issuable to each Company Stockholder, Company Optionholder and Company Warrantholder in exchange for the Company Capital Stock, Vested Company Options and Company Warrants held by such Persons; (D) the Securityholders’ Pro Rata Share of each Effective Time Holder, the Indemnity Pro Rata Share of each Effective Time Holder, the Escrow Pro Rata Share of each Effective Time Holder and the Expense Pro Rata Share of each Effective Time Holder; (E) the Escrow Percentage and Expense Percentage; (F) the Escalate Additional Escrow Contribution; and (G) whether any employment or payroll Taxes apply to any payments to any Effective Time Holder pursuant to Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article 9 (the “Company Closing Certificates”) and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited consolidated balance sheet as of December 31, 2017 included in the Company Financial Statements.

“Company Business” means the business of the Company as presently conducted.

“Company Bylaws” means the Company’s bylaws, in effect as of the Agreement Date, as may be amended from time to time.

“Company Capital Stock” means the Company Common Stock, the Company Series A Stock, the Company Series A-1 Stock, the Company Series B Stock, and the Company Series C Stock.

“Company Certificate of Incorporation” means the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended by (i) that Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, dated August 27, 2015, (ii) that Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, dated July 15, 2016, (iii) that Third Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, dated May 18, 2017, and (iv) that Fourth Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, dated November 6, 2017, in effect as of the Agreement Date and as may be further amended from time to time.

“Company Closing Cash” means, as of the Closing Date, the Company’s cash and cash equivalents (including marketable securities and restricted cash) (as defined by and determined in accordance with U.S. GAAP).

“Company Closing Debt” means, as of the Closing Date, the Company’s Debt.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Financial Statements” means (A) the Company’s audited consolidated balance sheet dated December 31, 2016, (B) the Company’s audited consolidated statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the year ended December 31, 2016, (C) the Company Balance Sheet, and (D) the Company’s unaudited consolidated statement of operations and statement of cash flows for the year ended December 31, 2017, and any notes to the foregoing financial statements.

“Company IP Contract” means any Contract to which the Company or its Subsidiaries is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Company IP Rights or that otherwise governs any Company IP Rights or any Intellectual Property developed by, with, or for the Company or its Subsidiaries.

“Company IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of the Company; and (B) any and all Company-Owned IP Rights.

“Company Merger Expenses” means, without duplication, (A) all third party professional advisory fees and expenses incurred by the Company in connection with the Merger and this Agreement and the Company Ancillary Agreements and the transactions contemplated hereby and thereby (including any fees and expenses of legal counsel, accountants and Tax advisors, the maximum amount of fees and expenses payable to financial and Tax advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., and any such fees and expenses incurred by the Company Securityholders or Company employees, paid for or to be paid for by the Company), (B) the cost of the Company D&O Tail Policy (as defined in Section 6.5(b)), (C) the fees and expenses of the Representative payable at Closing (excluding the Expense Cash), (D) “single trigger” severance, bonuses, compensatory payments (including the payout of accrued paid time off that is in excess of Parent policies) or other similar payments owed to Company employees or other service providers of the Company triggered in-whole or in-part as a result of the consummation of the transactions contemplated hereby and which remain unpaid as of the Closing (excluding any such severance payable consistent with Company policy to employees who are not offered continued employment by Parent), (E) fifty percent (50%) of any Transfer Taxes, and (F) Transaction Payroll Taxes. For the avoidance of doubt, the fees and expenses of the Payments Administrator and Escrow Agent are not Company Merger Expenses hereunder and are the sole responsibility of the Parent.

“Company Option Plan” means each of the 2011 EIP and the 2015 Stock Plan.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock including, but not limited to, options to purchase shares of Company Common Stock under each Company Option Plan.

“Company-Owned IP Rights” means any and all Intellectual Property owned, or purported to be owned, by the Company.

“Company Preferred Stock” means the Company Series A Stock, the Company Series A-1 Stock, the Company Series B Stock and the Company Series C Stock, collectively.

“Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed or sold at any time during the period covered by the Company Financial Statements by the Company or any of its Subsidiaries, including all products and services currently in development that are currently planned to be made commercially available or launched in beta version in 2018.

“Company Securityholders” means the Company Stockholders, the Company Optionholders and the Company Warrantholders, collectively.

“Company Securityholders Taxes” means, without duplication, (i) Taxes of, or attributable to, the Company or its Subsidiaries for any Pre-Closing Tax Period, (ii) Taxes payable by the Company or its Subsidiaries in any period by reason of the Company or its Subsidiaries being liable for the Tax of any Person pursuant to Treasury Regulation Section 1.1502-6 or any analogous foreign, state or local Tax law in any Pre-Closing Tax Period, as a transferee or successor, by contract, by operation of Applicable Law or otherwise and (iii) any Transaction Payroll Taxes and Transfer Taxes required to be borne by the Effective Time Holders in accordance with Section 12.4, in each case, other than any such Taxes that are taken into account in Company Merger Expenses as a reduction to Total Merger Consideration; provided, however, that Company Securityholder Taxes shall not include (x) Taxes resulting from any election made under Section 338 of the Code with respect to the Merger and (y) Taxes resulting from any action taken by Parent or the Surviving Corporation at the direction of Parent on the Closing Date after the Closing outside of the ordinary course of business (other than transactions contemplated by this Agreement). All Taxes of the Company or its Subsidiaries that relate to a Straddle Period shall be apportioned between the pre- and post-closing portions of such Straddle Period as follows: (i) Taxes, other than those referred to in clause (ii) below, shall be apportioned by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and (ii) property Taxes and ad valorem Taxes shall be apportioned between such two periods in proportion to the number of days in each such period.

“Company Series A Stock” means the Series A Preferred Stock, $0.0001 par value per share, of the Company.

“Company Series A-1 Stock” means the Series A-1 Preferred Stock, $0.0001 par value per share, of the Company.

“Company Series B Stock” means the Series B Convertible Preferred Stock, $0.0001 par value per share, of the Company.

“Company Series C Stock” means the Series C Convertible Preferred Stock, $0.0001 par value per share, of the Company.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means warrants to purchase shares of Company Capital Stock other than Out-of-the-Money Warrants.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, permit, mortgage, guarantee, purchase order, insurance policy, benefit plan or commitment or undertaking of any nature, in each case as amended, supplemented or otherwise modified.

“Data Protection Law” means each Applicable Law related to the privacy, security, protection or processing, or any combination, of Personal Data.

“Debt” means, with respect to any Person, the aggregate of the following: (A) any liability of such Person (1) for borrowed money (including the current portion thereof), (2) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility, credit card line or the like, (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (4) for the deferred purchase price of property or services, (5) under any capitalized or synthetic leases, or (6) under any financial hedging, swap or similar arrangements; and (B) any liability described in clause (A) of other Persons to the extent guaranteed by such first Person, or recourse to such first Person or any of its assets, or that is otherwise the legal liability of such first Person. Debt includes (without duplication) (i) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Debt, and (ii) any and all amounts of the nature described in clauses (A)(1)-(3) owed by such Person to any of its Affiliates including any of its stockholders. Debt excludes trade payables and other similar liabilities incurred in the ordinary course of business.

“Delaware Law” means the Delaware General Corporation Law.

“delivered” means, with respect to any statement in Article 3 of this Agreement to the effect that any information, document or other material has been “delivered” to Parent or its Representatives, that such information, document or material was: (A) available for review by Parent or its Representatives in the virtual data room set up by the Company in connection with this Agreement as of 5:00 p.m. Eastern Time on the date one Business Day prior to the Agreement Date; or (B) delivered to Parent or its Representatives in the manner described in Section 13.9 of this Agreement by 5:00 p.m. Eastern Time on the date one Business Day prior to the Agreement Date.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Dissenting Shares Excess Payments” means any payment in respect of Dissenting Shares (including fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of any Dissenting Shares) in excess of the amount of cash that would have been payable pursuant to Section 2.1(b) in respect of such shares had they never been Dissenting Shares.

“Effective Time” means the time of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger).

“Effective Time Holders” means, collectively, the Company Stockholders, Company Warrantholders, and the Company Optionholders holding Vested Company Options as of immediately prior to the Effective Time (other than holders solely of shares of Company Capital Stock which constitute and remain Dissenting Shares).

“Employee Option” means a Company Option that was granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, option, right of first refusal, preemptive right, community property interest or other similar encumbrance of any kind in respect of such asset, other than Permitted Encumbrances.

“Enterprise Value” means $150,000,000.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity which is a member of: (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escalate” means Escalate Capital Partners SBIC III, L.P.

“Escalate Additional Escrow Contribution” means an amount equal to the product of (i) the Per Share Closing Amount and (ii) 153,224.

“Escalate Warrant” means the Amended and Restated Warrant to Purchase Common Stock, dated as of March 9, 2018, by and between the Company and Escalate.

“Escrow Cash” means $7,500,000.

“Escrow Percentage” means the applicable percentage set forth in the Closing Spreadsheet.

“Escrow Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of cash such Effective Time Holder is contributing to the escrow fund which shall hold the Escrow Cash, if any, with respect to such Effective Time Holder’s Company Capital Stock (other than Dissenting Shares), Vested Company Options and Company Warrants relative to the amount in cash equal to the Shared Escrow Cash; provided that, solely for purposes of this calculation, the Escrow Pro Rata Share with respect to Escalate means (A) the amount of cash

Escalate is contributing to the escrow fund which shall hold the Escrow Cash with respect to the Escalate Warrant minus the Escalate Additional Escrow Contribution relative to (B) the amount in cash equal to the Shared Escrow Cash.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (i) the Per Share Amount divided by (ii) the Parent Trading Price.

“Expense Cash” means an amount of cash equal to $250,000.

“Expense Percentage” means the applicable percentage set forth in the Closing Spreadsheet.

“Expense Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of cash such Effective Time Holder is contributing to the expense fund which shall hold the Expense Cash, if any, with respect to such Effective Time Holder’s Company Capital Stock (other than Dissenting Shares), Vested Company Options and Company Warrants relative to the amount in cash equal to the Expense Cash.

“Fraud” means any fraud claim that requires as an element knowing, willful or intentional misrepresentation with the intent to deceive, malice or similar intent, but not (i) any claim that requires only negligence, recklessness or similar constructive knowledge concepts or (ii) any claim of fraud by innocent misrepresentation.

“Fully Diluted Company Capital Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock (other than the Company Series C Stock and Company Series B Stock) issued and outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of Vested Company Options to acquire shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and Company Warrants to acquire shares of Company Common Stock issued and outstanding and vested immediately prior to the Effective Time, and (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issuable upon the exercise of Company Warrants to acquire shares of Company Preferred Stock issued and outstanding and vested immediately prior to the Effective Time.

“Fundamental Representations” means representations and warranties of the Company set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Company Subsidiaries), Section 3.3 (Power, Authorization and Validity), Sections 3.5(a) and 3.5(b) (No Conflicts), Section 3.8 (Taxes) and Section 3.18 (No Brokers).

“Governmental Authority” means any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; (C) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (D) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnity Pro Rata Share” means, with respect any Effective Time Holder, (x) the amount of cash such Effective Time Holder is entitled to receive pursuant to this Agreement with respect to such Effective Time Holder’s Company Capital Stock (other than Dissenting Shares), Vested Company Options and Warrants (assuming that Aggregate Escrow Cash and Expense Cash are fully utilized such that no amount of Aggregate Escrow Cash or Expense Cash is paid to the applicable Effective Time Holders), relative to (y) Total Merger Consideration payable to the Effective Time Holders for such equity securities minus the Aggregate Escrow Cash minus the Expense Cash.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, “Patents”); (B) all trademarks, service marks, Internet domain names and trade names, all applications, registrations, and renewals in connection therewith, and including all goodwill associated with any of the foregoing; (C) all copyrights, and all applications, registrations, and renewals in connection therewith; (D) all mask works and all applications, registrations, and renewals in connection therewith; (E) all trade secrets and confidential business information; (F) all computer software (including source code, executable code, data, databases, and related documentation) (collectively, “Software”); and (G) all copies and tangible embodiments of any of the foregoing, in whatever form or medium (including manuals, programmers’ notes, memoranda and records).

“knowledge” means the actual knowledge of the executive officers of an Entity of a particular fact, circumstance, event or other matter in question, after reasonable inquiry under the circumstances, provided, however, that with respect to the Company, executive officers means solely Josh McCarter, Bill Smith, Russell Cherry, Matthew Mahoney, Daniel Chandre, Aaron Stead, Corey Kossack, Aaron Severs and Rosemary Biagioni. Any such executive officer will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge would be obtained from reasonable inquiry of the persons employed by such Entity charged with administrative or operational responsibility for such matters for such Entity who directly report to such executive officer.

“Material Adverse Effect” when used in connection with an Entity means any change, event, circumstance, condition or effect that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, is or is reasonably likely to: (A) be materially adverse in relation to the financial condition, assets (including intangible assets), liabilities, business, operations or results of operations of such Entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly or indirectly results from, arises out of, is attributable to or related to any one or more of the following: (A) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (B) conditions (or changes in such conditions) in the industries in which such Entity conducts business; (C) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (E) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (F) any actions taken, in each case, that Parent has approved, consented to or requested in writing, or the taking of any action expressly required by this Agreement, or the failure to take any action that Parent has expressly prohibited or failed to approve after permission therefor was requested by the Company; (G) any failure of the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance metrics (but not, in each case, the underlying cause of such failure, unless such failure would otherwise be excepted from this definition); and (H) changes in any Applicable Law (or the interpretation thereof) or changes in U.S. GAAP or other accounting standards (or the interpretation thereof), except to the extent any such state of facts, condition, change, development, event or effect directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (A), (B) and (H) above disproportionately affects in a material respect such Entity as compared to other companies that conduct business in the countries and regions in the world and in the industries in which such Entity conducts business (in which case, only the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur).

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article 8 (the “Merger Sub Closing Certificates”) and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, $0.0001 par value per share, of Merger Sub.

“Net Working Capital Target” means $300,000.

“Non-Employee Option” means a Company Option granted to the holder in the holder’s capacity as a non-employee service provider to the Company for applicable employment Tax purposes that is not an Employee Option.

“Offered Employee” means each employee of the Company or any Subsidiary to whom Parent makes an offer of continued employment prior to the Closing.

“Open Source Materials” means any software or other material distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Out-of-the-Money Warrant ” means a Company Warrant having a per share exercise price equal to or greater than (i) the Per Share Amount with respect to the Company Warrants (other than the Series C Company Warrants and Series B Company Warrants), (ii) the Series C Per Share Amount with respect to the Series C Company Warrants or (iii) the Series B Per Share Amount with respect to the Series B Company Warrants.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent at the Closing pursuant to Article 8 (the “Parent Closing Certificates”) and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Common Stock” means the Class A common stock, par value of $0.000004 per share of Parent.

“Parent Trading Price” means the average of the closing sale prices per share of Parent Common Stock on the NASDAQ, as reported by Bloomberg L.P. (or, if not reported therein, as reported in another authoritative source mutually selected by Parent and the Company) for the ten (10) full consecutive trading days ending on and including the fourth (4th) trading day prior to the Closing.

“Per Share Amount” means the quotient obtained by dividing (A) an amount equal to (I) the sum of (1) the Total Merger Consideration and (2) the Aggregate Exercise Price minus (II) the Aggregate Series C Consideration minus (III) the Aggregate Series B Consideration, by (B) the Fully Diluted Company Capital Stock.

“Per Share Closing Amount” means (A) the Per Share Amount minus (B) the Per Share Escrow Amount minus (C) the Per Share Expense Amount minus (D) the Per Share Specified Matter Escrow Amount.

“Per Share Escrow Amount” means (A) the Per Share Amount multiplied by (B) the Escrow Percentage.

“Per Share Expense Amount” means (A) the Per Share Amount multiplied by (B) the Expense Percentage.

“Per Share Specified Matter Escrow Amount” means (A) the Per Share Amount multiplied by (B) the Specified Matter Percentage.

“Permitted Encumbrances” means: (A) statutory liens for Taxes that are (x) not yet due and delinquent or (y) being contested in good faith for which adequate reserves have been recorded on the Company Balance Sheet in accordance with U.S. GAAP; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) any restriction or limitation imposed by this Agreement; (F) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws; (G) any non-exclusive license of Intellectual Property; and (H) such imperfections or title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means any information pertaining to an individual, including (A) genetic data, (B) data that identifies or, alone or in combination with other available information, could reasonably be used to identify a natural person, whether living or deceased, and (C) any other information pertaining to a specific individual that is regulated or protected by one or more of the Privacy Laws or Data Protection Laws.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date (including the portion of the Straddle Period ending on and including the Closing Date).

“Privacy Laws” means all Applicable Laws concerning the privacy and/or security of Personal Data, including, where applicable, data breach notification Laws, social security number protection laws, laws regarding unsolicited email, telephone, or text message communications, including the Telephone Consumer Protection Act, the CAN-SPAM Act and Canada’s Anti-Spam Law, the European Union Directive 95/46/EC, the United States-European Union Privacy Shield Framework and/or the Switzerland-United States Privacy Shield Framework, Payment Card Industry Data Security Standards and programs, the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, and state consumer protection laws.

“Privacy Statements” means, collectively, any and all of the Company’s and its Subsidiaries’ privacy policies, notices or statements, past or present, published on the Company’s and/or Subsidiaries’ websites or otherwise used in connection with any Company Product or made available by the Company or Subsidiary to any Person regarding the collection, retention, storage, disposal, use, processing, disclosure, transfer, protection, security, or distribution of Personal Data or otherwise pertaining to the privacy of any individual.

“Promised Option” means those obligations to issue Company Options set forth in Schedule 3.4(b)-3 of the Company Disclosure Letter.

“Pro Rata Share” means, with respect to a particular Effective Time Holder, (1) for purposes of Section 11.2 and Section 11.3, (x) for all Indemnifiable Matters arising out of Section 11.2(a) (except for breaches of Fundamental Representations or in the case of a Fraudulent breach under Section 11.2(a)), the Escrow Pro Rata Share until the Shared Escrow Cash is completely exhausted and, thereafter, entirely from the Escalate Additional Escrow Contribution, (y) for all Indemnifiable Matters arising out of Section 11.2(g), the Specified Matter Pro Rata Share until the Specified Matter Escrow Cash is completely exhausted, thereafter, the Escrow Pro Rata Share until the Shared Escrow Cash is completely exhausted and, thereafter, entirely from the Escalate Additional Escrow Contribution, and (z) for all Indemnifiable Matters arising out of breaches of Fundamental Representations by the Company under this Agreement or Indemnifiable Matters arising out Section 11.2(b) to (f) or Section 11.2(h), the Escrow Pro Rata Share until the escrow fund is completely exhausted, thereafter, entirely from the Escalate Additional Escrow Contribution, thereafter (assuming that the R&W Policy is completely exhausted), the Indemnity Pro Rata Share, (2) for purposes of Section 11.7(b), the Expense Pro Rata Share until the expense fund is completely exhausted, thereafter, the Escrow Pro Rata Share until the Shared Escrow Cash is completely exhausted, thereafter, entirely from the Escalate Additional Escrow Contribution and, thereafter, the Indemnity Pro Rata Share, (3) for purposes of Section 11.7(d), the Securityholders’ Pro Rata Share.

“R&W Policy” means that certain representation and warranty insurance policy for the benefit of Parent obtained in connection with this Agreement.

“Remaining Company Capital Stock” means the Company Common Stock, the Company Series A Stock and the Company Series A-1 Stock.

“Representatives” means, with respect to any Person, all directors, managers, officers, employees, investment bankers, financial advisors, attorneys, auditors, accountants, or other advisors, agents, or representatives of such Person.

“Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be filed with a Tax Authority of competent jurisdiction (or any agent thereof) relating to Taxes.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Pro Rata Share” means, with respect any Effective Time Holder, the amount of cash such Effective Time Holder is entitled to receive pursuant to this Agreement with respect to such Effective Time Holder’s Company Capital Stock (other than Dissenting Shares), Vested Company Options and Company Warrants (assuming that the Aggregate Escrow Cash and Expense Cash are paid out in full to the Effective Time Holders), relative to the Total Merger Consideration.

“Series B Company Warrants” means warrants to purchase shares of Company Series B Stock.

“Series B Liquidation Preference Per Share” means $2.50.

“Series B Per Share Amount” means the Series B Liquidation Preference Per Share.

“Series C Company Warrants” means warrants to purchase shares of Company Series C Stock.

“Series C Liquidation Preference Per Share” means $3.341.

“Series C Per Share Amount” means the Series C Liquidation Preference Per Share.

“Shared Escrow Cash” means the Escrow Cash minus the Escalate Additional Escrow Contribution.

“Specified Matter Escrow Cash” means an amount equal to one million dollars ($1,000,000).

“Specified Matter Escrow Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of cash such Effective Time Holder is contributing to the escrow fund which shall hold the Specified Matter Escrow Cash, if any, with respect to such Effective Time Holder’s Company Capital Stock (other than Dissenting Shares), Vested Company Options and Company Warrants relative to the amount in cash equal to the Specified Matter Escrow Cash.

“Specified Matter Percentage” means the applicable percentage set forth in the Closing Spreadsheet.

“Spreadsheets” means the Closing Spreadsheet and the Unvested Company Options Spreadsheet.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means any corporation or other business Entity: (A) in which a Person owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest; (B) in which a Person owns (directly or indirectly, beneficially or of record) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (C) that is otherwise, directly or indirectly, controlled by a Person.

“Tax” (and, with correlative meaning, “Taxes”) means (A) U.S. federal, state, local or non-U.S. any income, alternative or add-on minimum tax, capital stock, gross income, gross receipts, sales, use, ad valorem, value added transfer, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, escheat, environmental or windfall profit tax, estimated, custom duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority, whether or not disputed, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

“Third-Party IP Rights” means any Intellectual Property owned by a third party.

“Transaction Payroll Taxes” shall mean any employer-level employment or payroll Taxes with respect to any amounts described in clause (D) of the definition of Company Merger Expenses, other bonuses or payments made in respect of the Company Options, or other compensatory payments in connection with the transactions contemplated by this Agreement before or substantially contemporaneously with the Closing, whether payable by Company or the Surviving Corporation.

“U.S. GAAP” means United States generally accepted accounting principles, as applied on a consistent basis by the Person in question.

“Unvested Company Options” means any Company Options that are not Vested Company Options and may be forfeited to the Company under the terms of any Contract with the Company (including, without limitation, any stock option agreement).

“Unvested Company Options Spreadsheet” means a spreadsheet dated as of the Closing Date which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Unvested Company Options: (A) the names of all Company Optionholders holding Unvested Company Options and their respective addresses and where available, taxpayer identification numbers; (B) the number of Company Common Stock subject to the Unvested Company Options held by such Persons, and whether any such Unvested Company Options are Employee Options or Non-Employee Options; (C) the summary vesting schedule description with respect to each such Unvested Company Option; (D) the exercise price per share in effect for each Unvested Company Option; (E) the Parent Trading Price and Exchange Ratio; and (F) the number of shares of Parent Common Stock into which such Unvested Company Option shall be converted into in accordance with the terms of this Agreement and resulting exercise price per share for such converted Unvested Company Option.

“Vested Company Options” means any Company Options that are vested as of immediately prior to the Effective Time (including, after giving effect to any acceleration provided under the terms of such option to the extent such acceleration will be triggered as of the Closing).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE MERGER

2.1    Conversion of Shares.

(a)    Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b)    Conversion of Company Securities.

(i)    Company Series C Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series C Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Series C Per Share Amount. The preceding provisions of this Section 2.1(b)(i) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares).

(ii)    Company Series B Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series B Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Series B Per Share Amount. The preceding provisions of this Section 2.1(b)(ii) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares).

(iii)    Remaining Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Remaining Company Capital Stock that is issued and outstanding and vested immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (A) an amount of cash, without interest, equal to the Per Share Closing Amount, (B) an amount of cash, upon release of the Escrow Cash and subject to Article 11, equal to the Per Share Escrow Amount, (C) an amount of cash, upon release of the Specified Matter Escrow Cash and subject to Article 11, equal to the Per Share Specified Matter Escrow Amount and (D) an amount of cash, upon release of the Expense Cash and subject to Article 11, equal to the Per Share Expense Amount. The preceding provisions of this Section 2.1(b)(iii) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares) and Section 2.2 (regarding the withholding of Aggregate Escrow Cash and Expense Cash).

(iv)    Vested Company Options. Subject to the terms and conditions of this Agreement, at the Effective Time, each Vested Company Option that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an (A) amount of cash, without interest, equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the amount by which the Per Share Closing Amount exceeds the exercise price per share attributable to such Vested Company Option, (B) an amount of cash, upon release of the Escrow Cash and subject to Article 11, equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the Per Share Escrow Amount, (C) an amount of cash, upon release of the Specified Matter Escrow Cash and subject to Article 11, equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the Per Share Specified Matter Escrow Amount, and (D) an amount of cash, upon release of the Expense Cash and subject to Article II, equal to the product of the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the Per Share Expense Amount. The preceding provisions of this Section 2.1(b)(iv) are subject to the provisions of Section 2.2 (regarding the withholding of Aggregate Escrow Cash and Expense Cash).

(v)    Company Warrants.

(1)    In-the-Money Company Warrants. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Warrant (other than the Escalate Warrant) that is issued and outstanding and vested immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (A) an amount of cash, without interest, equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the amount by which the Per Share Closing Amount exceeds the exercise price per share attributable to such Company Warrant, (B) an amount of cash, upon release of the Escrow Cash and subject to Article 11, equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Per Share Escrow Amount, (C) an amount of cash, upon release of the Specified Matter Escrow Cash and subject to Article 11, equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Per Share Specified Matter Escrow Amount, and (D) an amount of cash, upon release of the Expense Cash and subject to Article 11, equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Per Share Expense Amount. Subject to the terms and conditions of this Agreement, at the Effective Time, the Escalate Warrant, if issued and outstanding and vested immediately prior to the Effective Time, shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (A) an amount of cash, without interest, equal to (X) the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the amount by which the Per Share Closing Amount exceeds the exercise price per share attributable to such Company Warrant minus (Y) the Escalate Additional Escrow Contribution, (B) an amount of cash, upon release of the Escrow Cash and subject to Article 11, equal to (X) the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Per Share Escrow Amount plus (Y) the Escalate Additional Escrow Contribution, (C) an amount of cash, upon release of the Specified Matter Escrow Cash and subject to Article 11, equal to the product of (1) the number of shares of Company Capital Stock subject to the Escalate Warrant multiplied by (2) the Per Share Specified Matter Escrow Amount, and (D) an amount of cash, upon release of the Expense Cash and subject to Article 11, equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Per Share Expense Amount. The preceding provisions of this Section 2.1(b)(v)(1) are subject to the provisions of Section 2.2 (regarding the withholding of Aggregate Escrow Cash and Expense Cash).

(2)    Out-of-the-Money Company Warrants. Subject to the terms and conditions of this Agreement, at the Effective Time, each Out-of-the-Money Warrant that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Total Merger Consideration.

(vi)    Unvested Company Options.

(1)    Subject to the terms and conditions of this Agreement, at the Effective Time, each Unvested Company Option that is issued and outstanding immediately prior to the Effective Time shall, be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted Option”), on the same terms and subject to the same conditions as were applicable to such Unvested Company Option immediately prior to the Closing (including, without limitation, the same vesting schedule and any acceleration provisions associated therewith), equal to the product of (i) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Closing multiplied by (ii) the Exchange Ratio, with any resulting fractional shares rounded down to the next lower whole number of shares. The exercise price per share of such Adjusted Option shall be equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Unvested Company Option immediately prior to the Closing divided by (B) the Exchange Ratio, with any fractional cent rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Option and the number of shares of Parent Common Stock relating to any such Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(2)    As soon as reasonably practicable after the Effective Time (but no later than 20 Business Days), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to the Adjusted Options. Parent shall use commercially reasonable efforts at least equivalent to those used in maintaining the effectiveness of its existing registration statement(s) for its equity plans to maintain the effectiveness of such registration statement for so long as such Adjusted Options (or Parent Company Stock issued upon exercise of such Adjusted Option) remain outstanding. Parent shall take all corporate action necessary to reserve and maintain for issuance under the applicable Parent equity incentive plan a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Options.

(vii)    Rounding. The amount of cash each holder of Company Capital Stock, Vested Company Options or Company Warrants is entitled to receive pursuant to the terms and conditions of this Section 2.1(b) for the Company Capital Stock, Vested Company Options or Company Warrants held by such holder shall be rounded to the nearest cent.

(c)    Dissenting Shares. As more fully set forth in Section 7.3, holders of shares of Company Capital Stock who have complied with all requirements for perfecting appraisal rights as set forth in Delaware Law shall be entitled to their rights under Delaware Law with respect to such shares.

(d)    Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(e)    Company Options, Company Warrants and Other Rights Not Assumed. Parent is not assuming, and shall not assume, any obligations or liabilities under (a) either Company Option Plan, (b) any Company Options, (c) any Company Warrants or (d) any other direct or indirect rights to acquire shares of Company Capital Stock. As of the Effective Time, each Company Option Plan, the Company Warrants, the Company Options and any other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or liability of the Company, Parent or the Surviving Corporation (other than to make the payments or convert such Unvested Company Options as required by Section 2.1(b)(iii)-(vi)). Other than the conversion of Unvested Company Options as set forth in Section 2.1(b)(vi), Parent shall not substitute any equivalent option, warrant or right for any such terminated Company Option, Company Warrant or right, and the Company shall take all actions necessary or appropriate, including providing any required notices, so that the Company Options, Company Warrants and other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated as of the Effective Time.

(f)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2    Aggregate Escrow Cash and Expense Cash.

(a)    Prior to the Closing, Parent, the Representative and SunTrust Bank (the “Escrow Agent”) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). As soon as reasonably practicable after the Closing Date, Parent shall cause the Aggregate Escrow Cash to be deposited with the Escrow Agent. The Escrow Agent shall hold the Aggregate Escrow Cash in two separate escrow accounts, with one account holding the Specified Matter Escrow Cash as partial security for the Effective Time Holders’ indemnification obligations under Section 11.2(g), and a second escrow account holding the Escrow Cash as partial security for the Effective Time Holders’ other indemnification obligations under Article 11. Absent a change in Applicable Law following the date hereof or a determination within the meaning of Section 1313(a) of the Code, for U.S. federal income Tax purposes, no party hereto shall take any action or filing position inconsistent with the following characterizations: (i) the portion of the Aggregate Escrow Cash allocable to the Company Stockholders who own Remaining Company Capital Stock is intended to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local law, as appropriate, and (ii) the portion of the Aggregate Escrow Cash allocable to Effective Time Holders (other than the Company Stockholders who own Remaining Company Capital Stock) is not intended to be compensation or wages, or subject to withholding as such, unless and until such portion (or any part thereof) is distributed to the persons who held Vested Company Options or Company Warrants, as applicable, immediately prior to the Effective Time.

(b)    As soon as reasonably practicable after the Closing Date, Parent shall cause the Expense Cash to be deposited with the Representative.

2.3    Effects of the Merger. At and upon the Effective Time:

(a)    the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b)    the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law;

(c)    the bylaws of the Surviving Corporation shall be amended in their entirety to read as the bylaws of Merger Sub, until thereafter amended as provided by Delaware Law;

(d)    the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e)    the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f)    the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

2.4    Calculation of Merger Consideration.

(a)    Total Merger Consideration. For all purposes of this Agreement, the term “Total Merger Consideration” shall mean, (i) Enterprise Value, plus (ii) the Company Closing

Cash, minus (iii) the Company Closing Debt, minus (iv) any Company Merger Expenses which remain unpaid as of the Closing Date, plus (v) the amount (if any) by which (A) the Closing Net Working Capital exceeds (B) the Net Working Capital Target by an amount greater than $100,000, minus (vi) the amount (if any) by which (A) the Net Working Capital Target exceeds (B) the Closing Net Working Capital by an amount greater than $100,000.

(b)    Preparation and Delivery of Closing Financial Certificate. No later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent (A) a statement executed by an executive officer of the Company (the “Closing Financial Certificate”) setting forth the Company’s good faith estimate of (i) the amount of Company Closing Cash, (ii) the amount of Company Closing Debt, (iii) the amount of Company Merger Expenses, (iv) the amount of Closing Net Working Capital, and the (v) Aggregate Exercise Price and a calculation of the Total Merger Consideration based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Total Merger Consideration”) and (B) based on the foregoing calculations, the Spreadsheets; provided, however that Parent shall have the right to review and comment on the Closing Financial Certificate (including the calculation of Estimated Total Merger Consideration) upon its delivery by the Company, and the Company shall thereafter promptly consider Parent’s comments, and make any corresponding modifications to the Closing Financial Certificate and/or each Spreadsheet in good faith consideration of Parent’s comments. The Company shall provide to Parent, promptly after Parent’s request, copies of the documents evidencing the amounts set forth on any such draft or final document.

(c)    Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than ninety (90) calendar days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Representative a certificate (the “Post-Closing Statement”), executed by an executive officer of Parent, setting forth Parent’s good faith calculation of (i) the amount of Company Closing Cash, (ii) the amount of Company Closing Debt, (iii) the amount of Company Merger Expenses, (iv) the amount of Closing Net Working Capital, together with a calculation of the Total Merger Consideration based on the foregoing amounts as well as reasonably detailed supporting documentation for such calculation and any additional information reasonably requested by the Representative. The Post-Closing Statement shall be prepared in accordance with U.S. GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, that were employed in the preparation of the Company Financial Statements and as set forth on Exhibit F. Any component of the Closing Financial Certificate that is not disputed in the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(d)    Review of Post-Closing Statement. Parent shall provide the Representative and its Representatives with reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice by the Representative and its Representatives, to the work papers of Parent, its accountants or any of its other Representatives related to the preparation of the Post-Closing Statement, as well as to any of the personnel, property and facilities and such books and records and other relevant information of the Company and its Subsidiaries, and Parent shall make available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement. The Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same together with information requested in accordance with this Section 2.4(d) (which shall be promptly provided by Parent). On or before the expiration of the Review Period, the Representative shall deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Representative shall dispute the Post-Closing Statement, such statement shall include a reasonably detailed itemization of the Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If the Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(e)    Dispute Resolution. If the Representative delivers a Dispute Statement during the Review Period, Parent and the Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Representative may mutually agree (the “Resolution Period”). Any such disputed items that are mutually resolved in writing by Parent and the Representative during the Resolution Period shall be final and binding on the Parties and not subject to appeal. If Parent and the Representative do not mutually resolve in writing all such disputed items by the end of the Resolution Period, Parent and the Representative shall submit all items remaining in dispute with respect to the Dispute Statement to PricewaterhouseCoopers LLP (in each case, as Parent and the Representative shall reasonably agree) (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the Company Financial Statements referenced in Section 3.9 and Section 9.14, shall determine only those items remaining in dispute between Parent and the Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is within the range of the amount of such disputed item as proposed by Parent in the Post-Closing Statement and the amount of such disputed item as proposed by the Representative in the Dispute Statement. Each of Parent and the Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other Party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties and not subject to appeal. All fees and expenses relating to the work (if any) to be performed by the Accounting Firm will be allocated between Parent, on the one hand, and the Representative (on behalf of the

Effective Time Holders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted. Such allocation calculation shall be made by the Accounting Firm as part of its determination.

(f)    Post-Closing Payments.

(i)    The Total Merger Consideration, calculated based on (i) the amount of Company Closing Cash, (ii) the amount of Company Closing Debt, (iii) the amount of Company Merger Expenses and (iv) the amount of Closing Net Working Capital, each as deemed final and binding on the Parties pursuant to this Section 2.4, is referred to herein as the “Final Merger Consideration”.

(ii)    If the amount of the Final Merger Consideration exceeds the amount of the Estimated Total Merger Consideration (such excess amount, the “Positive Adjustment”), then, within five (5) Business Days after the determination of the Final Merger Consideration pursuant to this Section 2.4, (A) Parent shall deposit or shall cause to be deposited in the Exchange Fund held by the Payments Administrator, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Positive Adjustment to which holders of Company Capital Stock and Company Warrants are entitled pursuant to Section 2.1 and the Payments Administrator shall remit the portion of the Positive Adjustment to the holders of Company Capital Stock and Company Warrants in accordance with each holder’s Securityholders’ Pro Rata Share, and (B) Parent shall deposit or shall cause to be deposited with the Surviving Corporation (or the Surviving Corporation’s designee), by wire transfer of immediately available funds, an amount in cash equal to the portion of the Positive Adjustment to which the holders of Vested Company Options are entitled pursuant to Section 2.1 and the Surviving Corporation shall remit the portion of the Positive Adjustment to the holders of Vested Company Options in accordance with each holder’s Securityholders’ Pro Rata Share.

(iii)    If the amount of the Estimated Total Merger Consideration exceeds the amount of the Final Merger Consideration (the “Negative Adjustment”), the amount of such Negative Adjustment shall be deemed to be Damages for which Parent shall be entitled to indemnification pursuant to Article 11 and, within five (5) Business Days after the determination of the Final Merger Consideration pursuant to this Section 2.4, Parent and the Representative shall provide a joint written instruction to the Escrow Agent to, and the Escrow Agent shall, deliver promptly (and in no event later than five (5) Business Days after the date of receipt of such instruction by the Escrow Agent) from the Escrow Cash to Parent the amount of the Negative Adjustment in immediately available funds by wire transfer to an account or accounts designated by Parent in writing. To the extent that the Negative Adjustment is greater than the then remaining Escrow Cash, Parent shall have the right to proceed individually and directly against the Effective Time Holders for indemnification with respect to any amounts payable.

(iv)    Any payment made under this Section 2.4, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Merger Consideration.

(v)    For clarity, the process set forth in this Section 2.4 shall be the exclusive remedy of Parent and the Representative for disputes related to the Closing Financial Certificate, Post-Closing Statement and Dispute Statement and any amounts set forth therein.

2.5    Tax Consequences and Withholding.

(a)    The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code. The Company and the Company Securityholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

(b)    Parent, the Payments Administrator, and the Surviving Corporation shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Securityholder the amounts required to be deducted and withheld under any Applicable Law, with respect to the making of such payment. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made. Any of Parent or Parent’s agents that deducts and withholds any amount from the consideration otherwise payable pursuant to this Agreement shall provide to any Company Securityholder on which withholding is imposed such documentation as may reasonably be required to support the Company Securityholder’s claim of having paid the withheld amounts to applicable Tax Authorities.

2.6    Further Assurances. If, at any time before or after the Effective Time, Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement or any Company Ancillary Agreement, Merger Sub Ancillary Agreement or Parent Ancillary Agreement at or after the Effective Time, then the Company, Merger Sub, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement, the Company Ancillary Agreements, the Merger Sub Ancillary Agreements and the Parent Ancillary Agreements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Parent, dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section of this Article 3 to which it relates (unless the relevance to other representations and warranties is reasonably apparent from the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 3), the Company represents and warrants to Parent as follows:

3.1    Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Material Adverse Effect with respect to the Company. The Company has delivered to Parent’s legal counsel correct and complete copies of the Company Certificate of Incorporation and Company Bylaws, and such Certification of Incorporation and Company Bylaws are in full force and effect and have not been amended or modified in any way.

3.2    Company Subsidiaries. Schedule 3.2 of the Company Disclosure Letter lists each Subsidiary of the Company. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (or in the event good standing is not an applicable concept in such jurisdiction, no proceedings have been initiated for the dissolution of such Subsidiary under the laws of its jurisdiction of incorporation or organization). Each Subsidiary of the Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Material Adverse Effect with respect to its Subsidiaries. The Company has delivered to Parent’s legal counsel correct and complete copies of the organization documents of each Subsidiary of the Company. All of the outstanding shares or other equity interests of each Subsidiary of the Company are owned of record and beneficially by the Company.

3.3    Power, Authorization and Validity.

(a)    Power and Authority. Subject to approval of the Merger and adoption of this Agreement by holders of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis (the “Company Stockholder Approval”), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit C-1 is sufficient to obtain the Company Stockholder Approval. Upon execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit C-1, the Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, will have been duly and validly approved and authorized by all requisite corporate action of the Company.

(b)    Board Approval. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s Board of Directors. Without limiting the generality of the foregoing, the Company’s Board of Directors of the Company, at a meeting duly called and held or via written consent, has (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company Stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of Delaware Law and the Company Certificate of Incorporation and Company Bylaws, (iii) directed that the Merger and this Agreement be submitted to the Company Stockholders for their approval and adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.

(c)    Enforceability. This Agreement has been, and on the Closing Date the Company Ancillary Agreements will have been, duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4    Capitalization of the Company.

(a)    Authorized and Outstanding Capital Stock of the Company. As of the Agreement Date, the authorized capital stock of the Company consists of 63,000,000 shares of Company Common Stock and 38,079,156 shares of Company Preferred Stock, of which 13,285,000 shares have been designated as Company Series A Stock, 3,000,000 shares have been designated as Company Series A-1 Stock, 11,306,278 shares have been designated as Company Series B Stock, and 10,487,878 shares have been designated as Company Series C Stock. A total of 13,867,252 shares of Company Common Stock, 13,250,000 shares of Company Series A Stock, all of the shares of Company Series A-1 Stock, 11,000,000 shares of Company Series B Stock, and 10,475,905 shares of Company Series C Stock are issued and outstanding as of the Agreement Date. The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Letter. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts.

(b)    Options, Warrants and Rights. Under the 2011 EIP, as of the Agreement Date, 3,204,566 shares of Company Common Stock subject to outstanding Company Options have been granted and remain outstanding. Under the 2015 Stock Plan, as of the Agreement Date, 2,584,955 shares of Company Common Stock subject to outstanding Company Options have been granted and remain outstanding. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth as of the Agreement Date, for each outstanding Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii)

the number of shares covered by such Company Option, (iv) the vesting schedule and expiration date for such Company Option, (v) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, and (vi) whether such Company Option is subject to any acceleration terms and a description of such terms (if any). Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Warrant (including, solely for purposes of this Section 3.4(b), Out-of-the-Money Warrants), (i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant, (iii) the number and kind of shares covered by such Company Warrant, (iv) the vesting schedule and expiration date for such Company Warrant, and (v) whether such Company Warrant is subject to any acceleration terms and a description of such terms (if any). Complete and correct copies of each Company Option Plan, the standard agreement under each such Company Option Plan and each Company Warrant have been delivered by the Company to Parent’s legal counsel. All Company Options and Company Warrants have been issued and granted in material compliance with Applicable Law and all requirements set forth in applicable Contracts. Schedule 3.4(b)-3 of the Company Disclosure Letter sets forth as of the Agreement Date all Promised Options.

(c)    No Other Rights. As of the Agreement Date, except for (i) Company Options set forth in Schedule 3.4(b)-1 of the Company Disclosure Letter, (ii) Company Warrants set forth in Schedule 3.4(b)-2 of the Company Disclosure Letter, (iii) the conversion rights of the Company Preferred Stock, (iv) the preemptive rights set forth in Section 4 of that certain Third Amended and Restated Investors’ Rights Agreement, dated as of February 13, 2015, by and among the Company and the other parties listed therein and (v) the Promised Options set forth in Schedule 3.4(b)-3 of the Company Disclosure Letter, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing (including email and other electronic forms of communication), to purchase or acquire from the Company any Company Capital Stock, or any securities convertible into or exchangeable for Company Capital Stock.

(d)    Spreadsheet. Each Spreadsheet, when delivered by the Company to Parent, shall be true, correct and complete in all respects.

3.5    No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, conflicts with, or constitutes a breach or default under: (a) any provision of the Company Certificate of Incorporation or Company Bylaws; (b) any provision of the organizational documents of any Subsidiary of the Company, (c) any Applicable Law applicable to the Company, its Subsidiaries or any of their assets or properties; or (d) any Company Material Contract, except, in the case of clauses (c) and (d), such conflict, breach or default that, individually or in the aggregated, would not be material to the business, operations or assets of the Company and its Subsidiaries as a whole.

3.6    No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by the Company or its Subsidiaries to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the

Company Ancillary Agreements or to consummate the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act.

3.7    Litigation. There is no Action pending against the Company or its Subsidiaries before any Governmental Authority, arbitrator or mediator as of the Agreement Date. To the knowledge of the Company, no such Action has been threatened against the Company or its Subsidiaries as of the Agreement Date. There is no Order outstanding against the Company or its Subsidiaries as of the Agreement Date. Neither the Company nor any of its Subsidiaries has any Action pending or threatened against any Governmental Authority or other Person as of the Agreement Date.

3.8    Taxes.

(a)    The Company and each of its Subsidiaries has filed, or caused to be filed, all Returns that are required to have been filed by Company or any of its Subsidiaries under Applicable Law, and has timely paid (or there has been timely paid with respect to it) all Taxes due and payable (whether or not shown on such Returns). All such Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all Applicable Law. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than automatic extensions of time of no longer than six (6) months requested in the ordinary course of business and not requiring the consent of any Tax Authority) within which to file any Return which Return has not yet been filed. There are no liens for Taxes (other than liens for taxes that are not yet due and delinquent) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.

(b)    Neither the Company nor any of its Subsidiaries has received a written notice of a claim by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. Neither the Company nor any of its Subsidiaries is subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(c)    Any unpaid Taxes of the Company and its Subsidiaries (i) as of December 31, 2017 did not materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Returns.

(d)    The Company and each of its Subsidiaries has withheld and paid (to the extent they have become due) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party, and all Returns (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(e)    No deficiency, dispute or claim concerning any liability for Taxes of the Company or its Subsidiaries has been proposed, assessed, or claimed by any Tax Authority which has not been settled or paid in full. Neither the Company nor any of its Subsidiaries has received any written or to the knowledge of the Company or its Subsidiaries, any oral notice from a Taxing Authority indicating an intent to open an audit, examination, or other administrative or court proceeding related to Tax matters. Neither the Company nor any of its Subsidiaries is currently contesting any Tax liability of the Company or its Subsidiaries before any Tax Authority and no audit or other examination relating to the payment of Taxes of the Company or its Subsidiaries is presently in progress. True, correct and complete copies of all income Returns and other material Returns of the Company and its Subsidiaries for its Tax years (or portions thereof) ending on or after December 31, 2013, and all examination reports and statements of deficiencies assessed against or agreed to by or on behalf of the Company or its Subsidiaries, have been made available to Parent prior to the date hereof.

(f)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreements (for the avoidance of doubt, excluding customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes), other than Contracts between the Company and one or more of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income Return or been included in any “consolidated,” “unitary” or “combined” Return under Applicable Law of any non-U.S. jurisdiction or any state or locality (other than a group the common parent of which was the Company), (ii) has liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor, by Contract or otherwise, or (iii) has been a party to any joint venture, partnership or other agreement or arrangement that could be treated as a partnership for Tax purposes.

(g)    Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction intended to be described in Section 355 of the Code within the three years preceding the Merger or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)    The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)    The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Applicable

Law); (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Applicable Law); (C) any deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Applicable Law); (D) any installment sale or open transaction disposition made on or prior to the Closing Date; (E) any prepaid amount received on or prior to the Closing Date; or (F) an election pursuant to Section 108(i) of the Code made prior to the Closing.

(j)    No power of attorney currently in force has been granted by Company or its Subsidiaries relating to Taxes (other than authorizations to contact Tax Return preparers that were included in Returns filed by the Company).

(k)    No property of Company or its Subsidiaries is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code; (ii) Tax-exempt bond financed property under Section 168(g) of the Code; or (iii) treated as owned by any Person other than the Company or its Subsidiaries under Section 168 of the Code.

(l)    The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company and its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing Applicable Law, including Treasury Regulations promulgated under Section 482 of the Code.

(m)    The Company and its Subsidiaries have been in compliance in all material respects with the requirements for any applicable Tax holidays or incentives that have current applicability to the Company or its Subsidiaries and no such Tax holidays or incentives that have current applicability to the Company or its Subsidiaries will be jeopardized by the transactions contemplated by this Agreement.

(n)    Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4.

3.9    Company Financial Statements. Schedule 3.9 of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial Statements: (a) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments); and (b) have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior audited periods (except that the unaudited financial statements do not have notes thereto). Each of the Company and its Subsidiaries has no liability required to be set forth on a balance sheet prepared in accordance with U.S. GAAP, except for those (1) shown on the Company Balance Sheet, (2) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, (3) for Company Merger Expenses, or (4) which, individually and in the aggregate, could not have a Material Adverse Effect on the Company.

3.10    Properties. As of the Agreement Date, each of the Company and its Subsidiaries has good and marketable title to all of its tangible assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances (other than Permitted Encumbrances). All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, ordinary wear and tear excepted, as of the Agreement Date. All leases of real or personal property to which the Company or its Subsidiaries is a party are fully effective and afford the Company or its Subsidiaries, as applicable, valid leasehold possession of the real or personal property that is the subject of the lease. Each of the Company and its Subsidiaries does not own any real property.

3.11    Absence of Certain Changes. From the Balance Sheet Date to the Agreement Date, (i) each of the Company and its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice and without prejudice to the foregoing and (ii) there has not been with respect to the Company or any of its Subsidiaries any:

(a)    Material Adverse Effect;

(b)    damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect;

(c)    declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any redemption or repurchase of any of its capital stock or any change in any rights, preferences or privileges of any of its outstanding capital stock (other than repurchases of stock in accordance with each Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(d)    incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any liability for any Debt or (iii) any liability as a guarantor or surety with respect to the obligations of others;

(e)    increase in the cash compensation payable or to become payable to any of its officers, directors or employees (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), or increase in, or establishment of, any cash bonus, pension, severance, retention, insurance or other benefit payment or arrangement with respect to any of such officers, directors or employees, or any modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Treasury Regulations or guidance thereunder;

(f)    material change with respect to its executive management personnel, or any termination of employment of a material number of employees;

(g)    making by it of any new loans or extension of existing loans to any officers, directors or employees (other than routine expense advances to employees consistent with past practice);

(h)    sale, license, assignment or other disposition or transfer of any of its material assets or properties, other than the sale or non-exclusive license of its products or services in the ordinary course of business;

(i)     (i) any deferral of the payment of any accounts payable (other than in the ordinary course of business, consistent with past practices) or (ii) any discount, accommodation or other concession made (other than in the ordinary course of business, consistent with past practices) in order to accelerate or induce the collection of any receivable;

(j)    any material election or change in a material election in respect of Taxes, entrance into any Tax sharing, allocation, indemnification or similar agreement, entrance into any closing agreement with any Governmental Authority, settlement of any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, amendment to any Return, application for or pursuit of any Tax ruling, or change in any Tax identification number;

(k)    except as required by U.S. GAAP, any change in accounting methods or any revaluation of any of its assets; or

(l)    any entry into any Contract to do any of the things described in the preceding clauses (a) through (k) (other than negotiations and agreements with Parent and its Representatives regarding the transactions contemplated by this Agreement).

3.12    Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.12(a)-(q) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties is bound as of the Agreement Date (each a “Company Material Contract”):

(a)    any Contract providing for payments by or to it in an aggregate amount of $100,000 or more over the life of the Contract (other than Contracts for or relating to at-will employment);

(b)    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or that evidences any Encumbrance (other than a Permitted Encumbrance) on its assets or properties, or that evidences a leasing transaction of a type required to be capitalized in accordance with U.S. GAAP;

(c)    any lease, sublease, occupancy or co-location agreement or other Contract under which it is lessee or sublessee of any items of tangible personal property or real property owned by any third party, and specifying (in the case of any real property lease) the name of the lessor, lessee and address of the property, that involves payments by it in an aggregate amount of $100,000 or more over the life of the Contract;

(d)    any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology, other than such contracts that are terminable by the Company or its Subsidiaries for convenience upon not more than 90 days’ notice;

(e)    any Contract with respect to any Intellectual Property to which the Company or its Subsidiaries is (i) a licensee (other than Contracts relating to unmodified, commercially available off-the-shelf software) or (ii) a licensor (other than licenses granted to customers in the ordinary course of business), in either case that involve or would reasonably be expected to involve an amount in excess of $50,000;

(f)    any joint venture or partnership Contract that has involved a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(g)    any Contract (other than standard purchase orders) that grants to any third party any (A) material exclusive license, supply distribution or other similar exclusive rights or (B) “most favored nation” rights;

(h)    any Contract that (i) expressly restricts the Company or its Subsidiaries from participating or competing in any line of business or market or geographic area, or (ii) grants any exclusive rights, put or call rights, rights of refusal, rights of first negotiation or similar rights to any party;

(i)    any Contract providing for indemnification of any officer, director or employee (other than Contracts where indemnification related to a license of Intellectual Property);

(j)    any Contract of guarantee, assumption or endorsement (but not indemnification) of the obligations, liabilities or debts of any other Person;

(k)    any Contract for or relating to (i) the employment by it of any director, officer, employee or consultant that is not terminable by it on 30 days or less notice without further cost or other liability (other than under Applicable Law) or (ii) termination of services of any director, officer, employee or consultant (including any separation, release or similar Contract) that has not been fully performed by it (other than customary confidentiality obligations) which provide for payments in cash or otherwise, other than payments for accrued wages for services performed or payments required under Applicable Law (e.g., accrued PTO), with a value in excess of $50,000;

(l)    any Contract that authorized or entitles any party to receive or that obligates the Company or its Subsidiaries to pay any change of control, severance or other acceleration payment;

(m)    any collective bargaining agreement;

(n)    any Contract pursuant to which the Company or any of its Subsidiaries has purchased, acquired, or leased any material property or services from, or sold, transferred, or leased any material property or services to, or loaned or advanced any material amount of money to, or borrowed any material amount of money from, or engaged in any other material transaction with, any director, officer, stockholder, or employee of the Company or its Subsidiaries;

(o)    any Contract pursuant to which it has (i) acquired a business or entity, or substantially all the assets of a business or entity or (ii) disposed of any material assets or properties, in each case whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(p)    any Contract with a Governmental Authority;

(q)    any power of attorney other than routine powers of attorney relating to representation before governmental agencies; and

(r)    any Contract the termination of which would reasonably be expected to result in Damages in excess of $250,000 suffered by the Company or any of its Subsidiaries.

A correct and complete copy of each agreement or document required by these subsections (a)-(r) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Letter has been made available to Parent’s legal counsel.

3.13    No Default; No Restrictions. Each of the Company and its Subsidiaries has performed all of the material obligations required to be performed by it as of the Agreement Date and is entitled to all material benefits under each Company Material Contract. Each of the Company Material Contracts is in full force and effect as of the Agreement Date. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or its Subsidiaries, which, to the Company’s knowledge, with the giving of notice or the lapse of time would reasonably be expected to: (1) become a default or event of default in any material respect under any Company Material Contract; or (2) give any third party (i) the right to declare a default or exercise any remedy under any Company Material Contract, (ii) the right to accelerate the maturity or performance of any obligation of the Company or its Subsidiaries under any Company Material Contract or (iii) the right to cancel, terminate or materially modify any Company Material Contract. As of the Agreement Date, the Company and its Subsidiaries have not received any written notice regarding any alleged material violation or breach of or material default under, or intention to cancel or materially modify, any Company Material Contract.

3.14    Intellectual Property.

(a)    Schedule 3.14(a)(i) of the Company Disclosure Letter lists all United States, international and foreign Patents, registered trademarks and applications to register trademarks, registered Internet domain names, registered copyrights and applications for copyright registration, and any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority owned or purported to be owned by, registered or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”), including the (1) the actual and recorded assignees and owners; (2) all registration numbers, issuance numbers, grant numbers, serial numbers, application numbers and publication numbers; (3) all filing, registration, issuance and grant dates; (4) jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (5) all filing, maintenance and other deadlines occurring within 120 days of the Agreement Date. The Company has provided to Parent complete and accurate copies of all applications, material correspondence with Governmental Authorities, and other material documents related to each such item of Company Registered Intellectual Property. The Company has taken reasonable actions to maintain, police and protect such Company Registered Intellectual Property. As of the Agreement Date, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. Schedule 3.14(a)(ii) sets forth a complete and accurate list of all material software that is owned, or purported to be owned, by the Company or any of its Subsidiaries (the “Company Software”).

(b)    Schedule 3.14(b) of the Company Disclosure Letter accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed or sold by the Company or any Subsidiary.

(c)    All Company Registered Intellectual Property is valid and enforceable and in full force and effect, and has not lapsed, been abandoned, been disclaimed, been cancelled or been forfeited, in whole or in part, and, to the Company’s knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for abandonment, invalidity, cancellation, forfeiture, or unenforceability. To the knowledge of the Company, all inventions claimed in Patents within Company Registered Intellectual Property are patentable in the jurisdiction in which each issued Patent is granted or each pending Patent is filed.

(i)    Each Patent listed on Schedule 3.14(a)(i) properly identifies all inventors who should have been named as inventors in accordance with the Applicable Laws of the jurisdiction in which such Patent is issued or is pending, and each such inventor has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Patent (including the inventions and discoveries claimed or otherwise disclosed therein) to the Company, its Subsidiaries or licensor of the Company, and all such assignments have been timely and properly recorded with the USPTO, and to the extent applicable and required or permitted by Applicable Laws, its foreign equivalents. To the extent any Patent included in the Company Registered Intellectual Property has been assigned to the Company or its Subsidiaries by any Person, including for example, a Person who is not an inventor of such Patent but was otherwise granted a right to such Patent, any and all such Persons have each executed a valid and enforceable written agreement assigning all of such Person’s rights, title, and interests in and to such Patents (including the inventions and discoveries claimed or otherwise disclosed therein) to the Company or its Subsidiaries, and all such assignments have been timely and properly recorded with the USPTO, and to the extent applicable and required or permitted by Applicable Laws, its foreign equivalents.

(ii)    No trademark or trade name owned, used, or applied for by the Company or its Subsidiaries conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned or applied for by the Company or its Subsidiaries.

(iii)    The Company and its Subsidiaries have, and to the Company’s knowledge, its licensors have properly filed, prosecuted and maintained all Company Registered Intellectual Property. Each item of Company Registered Intellectual Property and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered Intellectual Property in full force and effect have been made by the applicable deadline.

(iv)    No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the best of the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any Company IP Rights is being, has been, or could reasonably be expected to be contested or challenged. To the best of the Company’s knowledge, there is no basis for a claim that any Company IP Rights is invalid or unenforceable as a result of patent or copyright misuse or on any other grounds.

(v)    Except as set out in Section 3.14(c)(v) of the Company Disclosure Letter, neither the Company nor its Subsidiaries is a party to, or is not otherwise obligated under, any Contract to make payments or provide other consideration (in any form, including royalties, milestones, and other contingent payments) for use of, licensing of, exploitation of or to have rights to any of the Company-Owned IP Rights, and all money currently due and payable in connection with such Contracts has been satisfied in a timely manner.

(d)    Schedule 3.14(d) of the Company Disclosure Letter sets forth an accurate and complete list of all Contracts relating to any right or interest in, to or under any Company IP Rights (including all licenses, options, settlement agreements, coexistence agreements, covenants not to sue, non-assertion protections, immunities from suit, consent agreements, assignments, and security interests) that have been granted (A) to the Company or its Subsidiaries (excluding (x) assignments recorded at the United States Patent and Trademark Office (“USPTO”) or its foreign equivalent for Company IP Rights owned by the Company or its Subsidiaries evidencing the Company’s or its Subsidiaries’, as applicable, sole and exclusive ownership thereof, (y) non-exclusive licenses for generally commercially available “off-the-shelf” Software that is not embedded in any Company Products or used in the development, maintenance or support of such Products, and (z) licenses for Open Source Materials), or (B) by the Company or its Subsidiaries to any other Person (other than (1) customary confidentiality agreements, (2) customary powers of attorney granted to the Company’s or its Subsidiaries’ patent prosecution counsel solely for purposes of representing the Company or its Subsidiaries before the USPTO or its foreign equivalent, and (3) Contracts with the customers of the Company in the ordinary course of business, which do not deviate in any material respect from the Company’s standard form of customer agreement). Schedule 3.14(d) of the Company Disclosure Letter also states whether any rights, licenses or interests granted in each Company IP Contract are exclusive. Neither the Company nor its Subsidiaries is bound by, and no Company IP Rights are subject to, any covenant or other provision that in any way limits or restricts the ability of the Company or its Subsidiaries to use, exploit, assert or enforce any Company IP Rights anywhere in the world. Accurate and complete copies of all Contracts listed on Schedule 3.14(d) of the Company Disclosure Letter have been made available to Parent prior to the Agreement Date. The Company and its Subsidiaries are each in material compliance with all relevant Company IP Contracts and, with respect to sublicenses granted to Company and its Subsidiaries, to the knowledge of the Company, the Company’s and the Subsidiaries’ licensor is in material compliance with all agreements granting such Intellectual Property rights to such licensor. Neither the Company nor its Subsidiaries have received any notice of breach or default, and to the knowledge of the Company there are no facts or circumstances that would reasonably be likely to provide a basis for receiving any such notice of breach or default, under any Company IP Contract. Except as set forth in Section 3.14(d) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has entered into any Contract (A) granting any Person the right to bring any infringement actions with respect to, or otherwise to enforce any rights with respect to, any of the Company-Owned IP Rights; or (B) granting any Person the right to control the prosecution, maintenance or defense of any of the Company-Owned IP Rights.

(e)    The Company has provided to the Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company and its Subsidiaries during the period covered by the Company Financial Statements, including each standard form of (a) end user license agreement or standard terms and conditions of sale; (b) development agreement; (c) distributor or reseller agreement; (d) employee agreement relating to Company IP Rights or confidentiality; (e) consulting or independent contractor agreement relating to Company IP Rights or confidentiality; (f) service level, maintenance or support agreement; and (g) confidentiality or nondisclosure agreement (each, a “Standard Form of IP Agreement”). Schedule 3.14(e) of the Company Disclosure Letter accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Parent.

(f)    The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Encumbrances (other than Permitted Encumbrances). None of the Company-Owned IP Rights developed by or on behalf of the Company or its Subsidiaries, or licensed or acquired by the Company or its Subsidiaries by assignment or paid license, has been developed, in whole or in part, using any funding or other resources of any Governmental Authority or academic institution or is subject to any restriction or obligation pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq. (as may be amended or succeeded from time to time, and the regulations promulgated thereunder) or any similar Law of any other jurisdiction. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or its Subsidiaries to disclose, or to grant or offer to any other Person any license or right to, any Company-Owned IP Rights. Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company-Owned IP Rights to any other Person.

(g)    None of the Company-Owned IP Rights have been or are subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely restricts, or when any such pending dispute is concluded may adversely restrict, the use, transfer, registration, licensing or other exploitation of any such Intellectual Property by the Company or its Subsidiaries, or otherwise adversely affects, or may affect, the scope, validity, use, right to use, registrability or enforceability of any Company-Owned IP Rights.

(h)    The Company IP Rights include all Intellectual Property presently being used in, and necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently planned to be conducted.

(i)    The operation of the business of the Company and its Subsidiaries as previously practiced and currently conducted and as currently planned to be conducted did not and does not infringe or misappropriate or otherwise violate any Third-Party IP Rights. As of the Agreement Date, there are no pending Actions, and the Company has not received any written, or to the knowledge of the Company any other, notice threatening any Actions, which involves a claim of infringement, misappropriation or violation of any Third-Party IP Rights, including in the form of a cease-and-desist letter or offer or invitation to obtain a license. To the Company’s knowledge, there is no material unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party. As of the Agreement Date, the Company has not instituted any Actions or otherwise made any accusations (including in the form of cease-and-desist letters or offers or invitations to obtain a license) to any Person regarding claims of infringement or misappropriation of any Company-Owned IP Rights.

(j)    Each of the Company and its Subsidiaries has taken reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the trade secrets and confidential information of the Company and its Subsidiaries and to preserve and maintain all the Company’s and its Subsidiaries’ interests, proprietary rights and trade secrets in the Company-Owned IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and its Subsidiaries having access to proprietary information of the Company or its Subsidiaries have executed and delivered to the Company valid and enforceable written agreements that include customary confidentiality and restriction on use terms sufficient to protect the non-disclosure and restricted use of such proprietary information. Except as set forth in Schedule 3.14(j) of the Company Disclosure Letter, each of the Company and its Subsidiaries has secured valid and enforceable written agreements from all of such entity’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, that assigns to the Company or its Subsidiaries, as applicable, all right, title and interest in and to such Company-Owned IP Rights. Accurate and complete copies of the agreements referred to in this Section 3.14(j) have been made available to Parent prior to the Agreement Date, and no such agreement includes any material exceptions or deviations from the Standard Form of IP Agreement. No material breach of any agreement referenced in this Section 3.14(j) by the other party thereto (a “Counter-Party”) has been threatened or, to the knowledge of the Company, has occurred. To the knowledge of the Company, no employee of the Company or its Subsidiaries is

(a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or Subsidiaries, as applicable, or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her past activities as an employee of the Company or its Subsidiaries.

(k)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement (or any of the Company Ancillary Agreements) will cause (i) the forfeiture, loss or termination of, or lien on, or give rise to a right of forfeiture, loss or termination of, or lien on any Company-Owned IP Right, (ii) additional payment obligations by the Company in order to use or exploit the Company IP Rights to the same extent as Company was permitted before the Agreement Date, (iii) a material breach of any Company IP Contract, (iv) the release, disclosure, or delivery of any source code of any Company Software to any escrow agent or other Person, or (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any of the Company-Owned IP Rights.

(l)    Except as set forth on Schedule 3.14(l) of the Company Disclosure Letter, the Company and its Subsidiaries have not disclosed, delivered or licensed to any Person or agreed to disclose, deliver or license to any Person, any source code for any Company Software, except for disclosures to employees, contractors or consultants under Contracts that prohibit use or disclosure except in the performance of services to the Company and/or its Subsidiaries. The Company and its Subsidiaries have taken appropriate, and at a minimum customary in the industry, actions to document the Company Software, such that the materials comprising such Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified, used and maintained by a reasonably competent programmer with customary knowledge in the industry. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or release, or requirement for disclosure or release, of any of the source code of the Company Software. The Company and its Subsidiaries are in possession of the source code and object code for, and documentation applicable to, each version of the Company Software.

(m)    Schedule 3.14(m) of the Company Disclosure Letter lists all Open Source Materials that have been incorporated into, combined with or distributed with any of the current Company Products, including, with respect to each Open Source Material listed therein, (i) the name of the Open Source Material including its version number, (ii) the applicable license including its version number, and (iii) a description as to whether the Open Source Material has been (a) modified, or (b) distributed. Each of the Company and its Subsidiaries is in material compliance with the terms and conditions of all licenses for the Open Source Materials set forth in Schedule 3.14(m) of the Company Disclosure Letter. Neither the Company nor its Subsidiaries have used or distributed any Open Source Materials in such a way that would obligate, or purport to obligate, the Company or its Subsidiaries under the terms of the licenses governing such Open Source Materials to: (1) distribute, license or make available to any third party the source code incorporated into, combined with or distributed with any Company Products (other than the applicable Open Source Material itself in its unmodified form); (2) the Company or its Subsidiaries to permit third parties to modify or create derivative works of the source code of the Company Products (other than the applicable Open Source Material itself in its unmodified form); or (3) license or distribute the Company Products for free or at a de minimis cost.

(n)    The Company and its Subsidiaries have sufficient rights to use all Software, middleware and systems, information technology equipment, hosting facilities and associated documentation used or held for use in connection with the operation of their respective businesses including Software included in Company Products (the “IT Assets”), all of which rights shall survive unchanged, and without any material change in the terms and conditions under which Company currently has such rights, following the consummation of the transactions contemplated hereby. The IT Assets operate and perform in all material respects in accordance with their documentation, express and implied warranties, and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with the operation of their businesses. The IT Assets have not materially malfunctioned or failed and do not contain any viruses, bugs, faults, Trojan Horses, spyware, malware, malicious code or files or other devices or effects that may, or may be used to, (i) enable or assist any Person to access without authorization the IT Assets; or (ii) otherwise interrupt, destroy or otherwise significantly adversely affect the functionality or operation of the IT Assets or any Company Product. To the knowledge of the Company, no Person has gained unauthorized access to any IT Assets.

(o)    The Company and its Subsidiaries have developed, implemented, maintained and used appropriate administrative, organizational, technical and physical safeguards to preserve the security, integrity and confidentiality of, and prevent unauthorized use or disclosure of, access to, destruction of, loss or alteration of Personal Data, any Software, trade secrets, or source code included in the Company-Owned IP Rights. Such safeguards (i) meet all requirements of Applicable Law in all material respects (including any encryption requirements imposed by Applicable Law); (ii) meet or exceed accepted security standards in the industry; and (iii) are documented and kept current. There has not been a breach in the security, integrity, confidentiality, use, disclosure, or access to Personal Data, Software, trade secrets, or source code included in the Company-Owned IP Rights. The Company and its Subsidiaries have in place written agreements with the third party owners and operators of all data centers which provide services related to or used in connection with operation of the businesses as set forth on Section 3.14(o)(i) of the Company Disclosure Letter, and all such agreements ensure that such third parties adhere to and are in compliance with the standards and requirements as set forth in this Section 3.14(o), and to the Company’s knowledge, no third party is in breach of any such agreement. The Company and its Subsidiaries are in material compliance with all service level agreements relating to the IT Assets, copies of which have been provided to Parent prior to the Agreement Date. Except as set forth in Section 3.14(o)(ii) of the Company Disclosure Letter, all service level agreements entered into by the Company are substantially in the form of the Standard Form of IP Agreement for such service level agreement.

(p)    No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q)    None of the Company Software (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software; or (b) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. The Company has provided to the Parent a complete and accurate list of all material known bugs, defects, and errors in the current versions of the Company Software.

3.15    Compliance with Laws. Each of the Company and its Subsidiaries is and has at all times been in compliance in all material respects with all Applicable Law. Each of the Company and its Subsidiaries holds all material permits, licenses and approvals from, and has made all material filings with, government agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect.

3.16    Certain Transactions and Agreements. None of the officers and directors of the Company or its Subsidiaries and, to the actual knowledge (without inquiry or investigation) of the Company, none of the employees or stockholders of the Company or its Subsidiaries, nor any immediate family member of an officer, director, employee or stockholder of the Company or its Subsidiaries, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or its Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders, is a party to, or otherwise interested in, any Contract with the Company or its Subsidiaries, except for normal compensation for services as an officer, director or employee incurred in the ordinary course of business, consistent with past practice. For clarity, no disclosure shall be required pursuant to this Section 3.16 with respect to portfolio companies of the Company’s venture capital, private equity or angel investors.

3.17    Employees, ERISA and Other Compliance.

(a)    The Company has made available to Parent a correct and complete list of all material (other than mandatory government or social security arrangements): (i) “employee benefit plans” as defined in Section 3(3) of ERISA, (ii) employee benefit plans, policies, agreements or arrangements, and (iii) payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries (collectively, the “Company Plans”). Neither the Company nor any ERISA Affiliate has any agreement, commitment or obligation, to create, enter into or contribute to any additional Company Plan, or to modify or amend any existing Company Plan. The terms of each Company Plan permit the Company or any ERISA Affiliate, as applicable, to amend and terminate such Company Plan at any time and for any reason without penalty and without liability or expense (other than reasonable expenses associated with such termination).

(b)    Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to Parent by the Company to the extent applicable: (i) any material plans and related trust documents, insurance contracts or other funding arrangements, contracts relating to the maintenance or administration of such plans, and all material amendments thereto, (ii) the Form 5500s filings and all schedules thereto, if applicable, for the three most recent plan years; (iii) the most recent actuarial valuation report, if any, (iv) the most recent IRS determination or opinion letter, if any, (v) the most recent summary plan descriptions, (vi) written summaries of all non-written Company Plans, and (vii) all material correspondence, if any, to or from any Governmental Authority relating to an Applicable Law with respect to such Company Plans.

(c)    The Company Plans have been established and maintained in all material respects with their terms and in material compliance with all applicable provisions of ERISA, the Code and other Applicable Law.

(d)    At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, or otherwise participated in, any (i) multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code). Neither the Company nor any ERISA Affiliate has (i) ever sponsored, participated in, contributed to, or had any liability with respect to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code.

(e)    At no time has the Company or any ERISA Affiliate adopted or maintained (formally or informally) any Company Plan for the benefit of any employee performing services outside the United States. At no time has the Company or any ERISA Affiliate maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies).

(f)    The Company Plans intended to qualify under Section 401 or other Tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income Taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax under ERISA or the Code. No event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Section 401(a) of the Code that would subject the Company, either directly or by reason of an ERISA Affiliate of the Company, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law.

(g)    All material contributions required to have been made under any of the Company Plans or by Applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made.

(h)    All material amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other Applicable Law have been made or taken, except to the extent that such amendments or actions are not required by Applicable Law to be made or taken until a date after the Effective Time.

(i)    None of the Company Plans require post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary. Neither the Company nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by Applicable Law.

(j)    None of the Company Plans is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). Each Company Option (A) was originally granted with an exercise price that the Board, based on a reasonable valuation method, determined to be equal to or greater than the fair market value of a share of Company Common Stock on the date of grant (B) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option; and (C) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other Internal Revenue Service guidance issued with respect thereto).

(k)    Neither the execution and delivery of this Agreement or the other Company Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(l)    Any individual who performs services for the Company or any of its Subsidiaries and who is classified by the Company or such of its Subsidiaries as a consultant, independent contractor, or something other than an employee is, to the knowledge of the Company, properly classified under applicable Tax and other Applicable Law and is not an employee under such Applicable Law. Any individual employed by the Company or any of its Subsidiaries that is classified as exempt meets the requirements for such classification under Applicable Law.

(m)    None of the Employees of the Company or any of its Subsidiaries is represented in his or her capacity as an Employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees of the Company or any of its Subsidiaries. There are no strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened relating to any employee or consultants of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in compliance with all Applicable Law relating to the employment of labor, including all such Applicable Law relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries. The Company and its Subsidiaries have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants, and neither the Company nor any of its Subsidiaries is in arrears with respect to any such payments. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiaries. No employee of the Company or its Subsidiaries has given notice of his or her resignation, and, to the knowledge of the Company, no employee of the Company or its Subsidiaries intends to terminate his or her employment with the Company.

3.18    No Brokers. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement (other than fees and expenses payable to Raymond James & Associates, Inc.). Neither Parent nor the Surviving Corporation shall incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Merger.

3.19    Insurance. As of the Agreement Date, the Company has general commercial, product liability, fire and casualty insurance policies with coverage customary for companies of similar size engaged in similar lines of business. As of the Agreement Date, there are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and (i) all premiums due and payable with respect to the policies maintained by the Company have been paid to date, (ii) no default exists thereunder and (iii) with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. As of the Agreement Date, the Company has not received any notice of any proposed material increase in the premiums payable for coverage under, or proposed termination of, any such policies or arrangements.

3.20    Environmental Matters.

(a)    The Company is not in violation of any applicable Environmental Law, and to the knowledge (without inquiry or investigation) of the Company, no material expenditures are or will be required in order to comply with any such Environmental Law.

(b)    For purposes of this Section 3.20: “Environmental Law” means any federal, state or local statute, law, regulation or other Applicable Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment (other than office and cleaning supplies which are safely maintained).

3.21    Customers and Suppliers.

(a)    Schedule 3.21(a) of the Company Disclosure Letter sets forth a list of the Company’s top 30 customers (by brand) measured by the consolidated net sales by the Company during the 12 calendar months ended as of December 31, 2017.

(b)    Schedule 3.21(b) of the Company Disclosure Letter sets forth a list of the ten largest suppliers, vendors or service providers of the Company and its Subsidiaries, measured by the dollar amounts paid thereto during the 12 calendar months ended as of December 31, 2017.

(c)    As of the Agreement Date and except as set forth in Schedule 3.21(a) or Schedule 3.21(b) of the Company Disclosure Letter, during the previous 12 months, no customer or supplier listed on Schedule 3.21(a) or (b) of the Company Disclosure Letter, as the case may be, (i) has terminated or threatened in writing or, to the knowledge of the Company, orally, to terminate its relationship with the Company, (ii) has decreased or limited materially, or threatened in writing to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company, or (iii) has materially changed, or threatened in writing to change materially, its business relationship with the Company. The Company’s relationships with such customers, suppliers, vendors and service providers are good commercial working relationships.

3.22    Privacy.

(a)    Each of the Company and its Subsidiaries have provided adequate notice of its privacy practices in its Privacy Statements and the Company’s and its Subsidiaries’ privacy and security practices conform, and at all times have conformed, to all of the Privacy Statements.

No disclosure made or contained in any of Company’s or its Subsidiaries’ Privacy Statements is, or has, been inaccurate, misleading or deceptive or in material violation of the Privacy Laws or Data Protection Laws (including by containing any material omission). Each of the Company and its Subsidiaries have at all times materially complied, and to the knowledge of the Company their respective suppliers or service providers in their provision of services to Company or its Subsidiaries have not materially failed to comply, and the Company Software when used for its intended purpose, complies with, all Applicable Law, including applicable Privacy Law and Data Protection Law, and applicable guidance and codes of practice having the force of law that are associated with or promulgated under such Applicable Laws. Neither the execution, delivery or performance of this Agreement, including, without limitation, the transfer of any Personal Data to Parent or Merger Sub, will cause, constitute, or result in a breach of violation of any Privacy Laws, Data Protection Laws, or any of the Company’s Privacy Statements or any contractual obligation of the Company governing the privacy or security of Personal Data. No claims have been asserted or, have been threatened in writing, or to the knowledge of the Company orally, against the Company or its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights.

(b)    Neither the Company nor its Subsidiaries has received, and the Company has no knowledge of, any circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority or any other Person) that has given rise to or would reasonably be expected to give rise to, any notice, court order, warrant, regulatory opinion, audit result, or allegation, from a Governmental Authority, tribunal or court in any jurisdiction or any other Person: (A) alleging or confirming non-compliance with any applicable Privacy Law, Data Protection Law or Privacy Statement; (B) requiring or requesting the Company or its Subsidiaries to amend, rectify, cease processing, de-combine, permanently anonymize, block, or delete any Personal Data, or to decommission or materially alter the exploitation or operation of the Company’s or its Subsidiaries’ operations, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of Personal Data to any place; or (D) permitting or mandating any Governmental Authority to investigate, requisition information from, or enter the premises of, the Company. Neither the Company nor its Subsidiaries are under investigation by any Governmental Authority for a violation of any Privacy Laws or Data Protection Laws. Neither the Company nor its Subsidiaries have received any inquiry, notice of or request for any investigation or subpoena, from any Governmental Authority pertaining to its policies or practices in any way relating to the collection, retention, storage, disposal, use, processing, disclosure, transfer, protection, security, or distribution, of Personal Data. To the knowledge of the Company, neither the Company nor its Subsidiaries have acted or failed to act in a manner that would trigger a notification or reporting requirement to any Person or Governmental Authority under any Privacy Laws or Data Protection Laws related to the use, transfer, processing or disclosure of Personal Data.

(c)    Neither the Company nor its Subsidiaries have been involved in a dispute in respect of any violation or alleged violation of applicable Privacy Laws or Data Protection Laws or Privacy Statement. Neither the Company nor its Subsidiaries have received, and the Company has no knowledge of any circumstance that would reasonably be expected to give rise to, any notice from a data subject or another Person claiming a right to compensation against the Company or its Subsidiaries under an applicable Privacy Law or Data Protection Law. No actual or reasonably suspected security vulnerabilities exist in the Company Software which present a material risk of a Security Incident.

(d)    The Company and its Subsidiaries hold all permits and licenses, and have made all governmental filings, required under applicable Data Protection Laws to process, use and transfer Personal Data, as applicable. The consummation of the transactions contemplated by this Agreement will not cause any such permit or license to be invalidated, or be required under applicable Data Protection Laws to be amended.

(e)    Neither the Company nor its Subsidiaries have suffered or experienced any incident resulting in any actual or reasonably suspected loss of unauthorized use or disclosure of, access to, handling of, or other unauthorized processing of, Personal Data (a “Security Incident”) to any Person or recipient outside the Company or its Subsidiaries or to any Person or recipient within the Company or its Subsidiaries whose receipt of such Personal Data either was not in good faith or not for the business purposes of Company or its Subsidiaries, and, no circumstance has arisen: (i) in which applicable Privacy Laws or Data Protection Laws, would require the Company to notify a Governmental Authority, the media, any of its employees, customers or any other Person of a Security Incident, or (ii) in which applicable guidance or codes of practice promulgated under applicable Privacy Laws or Data Protection Laws would recommend the Company to notify any of the foregoing of a Security Incident.

(f)    Each of the Company’s and its Subsidiaries’ past and present collection, disposal, use, analysis, disclosure, retention, processing, storage, security sale and dissemination of Personal Data: (i) has not occurred without first obtaining any required consents or other required legal basis for such activity; and (ii) complies with, and has not violated in any material respect, (1) Contracts, including data use agreements and business associate agreements to which the Company is a party, (2) any Applicable Laws, including Data Protection Laws and Privacy Laws, or (3) any of the Company’s Privacy Statements.

(g)    Accurate and complete copies of the compliance policies and procedures and privacy notices of the Company and its Subsidiaries relating to Data Protection Laws and Privacy Laws have been furnished to Parent prior to the Agreement Date. All of the Company’s and its Subsidiaries’ employees who have access to Personal Data, including Personal Data that is subject to Privacy Laws or Data Protection Laws, have received professional and appropriate training with respect to compliance with such Privacy Laws or Data Protection Laws.

(h)    Each of the Company and its Subsidiaries are currently evaluating their respective technology, systems and collection, storage, processing, distribution and use of data for compliance with the Privacy Laws and General Data Protection Regulation (“GDPR”) and are taking reasonable steps designed to bring such systems into compliance with the requirements of the Privacy Laws and when effective, GDPR as applicable, including protection of data and security requirements, systems that manage the rights of data subjects, and other compliance tools as required under the Privacy Laws and GDPR, when effective.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub represent and warrant to the Company as follows:

4.1    Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.2    Power, Authorization and Validity.

(a)    Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)    No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Parent Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for (i) such filings and notifications as may be required to be made by Parent in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or Merger Sub would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

(c)    Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. On the Closing Date, the Parent Ancillary Agreements and the Merger

Sub Ancillary Agreements will have been duly executed and delivered by Parent and Merger Sub, respectively. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3    No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Parent, Merger Sub or any of their respective assets or properties; or (c) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4    Financing. Parent has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.

ARTICLE 5

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, the Company covenants and agrees with Parent as follows:

5.1    Stockholder Approval and Board Recommendation

(a)    The Company shall take all action necessary in accordance with this Agreement, Delaware Law, the Company Certificate of Incorporation and the Company Bylaws to secure the Company Stockholder Approval. The Company shall exercise commercially reasonable efforts to obtain an executed Company Stockholder Consent from each Company Stockholder not listed in Exhibit C-1 (or in lieu thereof an executed waiver of appraisal rights under Delaware Law) and to take all other action necessary to secure the vote or consent of the Company Stockholders required to effect the transactions contemplated by this Agreement.

(b)    The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent. Any information statement distributed to the Company Stockholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has recommended that the Company Stockholders vote in favor of the approval of the Merger and the adoption of this Agreement pursuant to the Company Stockholder Consent. Neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.

5.2    No Solicitation.

(a)    The Company will not, and will not authorize or permit any of its directors, officers, employees, stockholders or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any securityholders of Company. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

(b)    The Company shall promptly (but in any event, within 24 hours) notify Parent in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for nonpublic information relating to the Company or its Subsidiaries or for access to any of the properties, books or records of the Company or its Subsidiaries by any Person or Persons other than Parent that would reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

5.3    Advice of Changes. The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 such that the condition set forth in Section 9.1 would not be satisfied, (b) any breach of any covenant or obligation of the Company or its Subsidiaries pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied, (c) any Material Adverse Effect in the Company or (d) any change, event, circumstance, condition or effect that would reasonably be expected to cause any of the other conditions set forth in Article 9 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not be deemed to amend or supplement the Company Disclosure Letter; provided further, that that the Company’s unintentional failure to give notice under this Section 5.3 shall not be deemed to be a breach of covenant under this Section 5.3 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

5.4    Maintenance of Business.

(a)    The Company shall (i) carry on Company Business in the ordinary course, consistent with past practice and (ii) exercise commercially reasonable efforts to preserve its relationships with customers, advertisers, suppliers, employees and others with whom the Company or its Subsidiaries has contractual relations in substantially the same manner as it has prior to the Agreement Date, other than with respect to any changes in such relationships required by the terms of this Agreement (e.g., contract terminations).

(b)    The Company and its Subsidiaries shall pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes.

(c)    The Company and its Subsidiaries will continue to take reasonable steps designed to bring its technology, systems and collection, storage, processing, distribution and use of data systems into compliance with the requirements of the Privacy Laws and when effective, GDPR, including protection of data and security requirements, systems that manage the rights of data subjects, and other compliance tools as required under the Privacy Laws and GDPR.

(d)    Except with the prior written consent of Parent, the Company and its Subsidiaries shall use its commercially reasonable efforts to ensure that each of its Contracts (other than with Parent) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation in connection with, or terminate as a result of the consummation of, the Merger.

5.5    Conduct of Business. The Company and its Subsidiaries shall not, except (i) with Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed), (ii) as specifically set forth in Schedule 5.5 of the Company Disclosure Letter, (iii) as required by Applicable Law, or (iv) as specifically contemplated by the terms of this Agreement:

(a)    amend the Company Certificate of Incorporation or Company Bylaws or the organization documents of the Subsidiaries of the Company;

(b)    declare, set aside or pay any dividend or other distribution in respect of its capital stock, or redeem or purchase any of its capital stock (except for the repurchase of stock from its employees or other service providers in connection with the termination of their services at the original purchase price of such stock) or change any rights, preferences or privileges of any of its outstanding capital stock;

(c)    issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants (including Out-of-the-Money Warrants) outstanding on the Agreement Date; and (ii) the issuance of shares of Company Common Stock upon conversion of Company Preferred Stock outstanding or subject to Company Warrants (including Out-of-the-Money Warrants) outstanding on the Agreement Date;

(d)    subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(e)    modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions, other than the acceleration described in Schedule 3.4 of the Company Disclosure Letter;

(f)    (i) pay any material bonus, increased salary, severance, gift or special remuneration to any director, officer or employee (except pursuant to arrangements listed on Schedule 5.5(f) of the Company Disclosure Letter), (ii) amend or enter into any employment Contract with any such person (except in the ordinary course of business to fill open positions listed on Schedule 5.5(f) of the Company Disclosure Letter), or (iii) adopt any plan or arrangement to provide compensation or benefits to any current or former directors, officers or employees, or amend or terminate any Company Plans (except in each case as required under ERISA, the Code, Applicable Law or this Agreement);

(g)    hire or make an offer to hire any new employee except for employees who (A) are employed on at-will basis, (B) are not entitled to receive any severance or other change of control payment, (C) are provided annual cash compensation not to exceed $100,000 in the aggregate and (D) execute the Company’s form proprietary information and invention assignment agreement and other employment related documents;

(h)    incur any Debt or guarantee any such Debt of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(i)    place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(j)    (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practice (provided, that no proceeds of any such advances are used to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person or (iii) forgive or discharge in whole or in part any outstanding loans or advances;

(k)    sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of Company Products or Services in the ordinary course of business);

(l)    (i) enter into any Company Material Contract (other than in the ordinary course of business) or (ii) violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract;

(m)    sell, transfer, license (except for licenses made in the ordinary course of business), abandon, permit to lapse or expire any of its technology or material Intellectual Property or acquire any material Intellectual Property from any third party;

(n)    make any capital expenditures, capital additions or capital improvements in an amount in excess of $100,000 individually or in the aggregate;

(o)    materially change the manner in which it extends warranties, discounts or credits to customers;

(p)    (i) initiate any Action (other than for the routine collection of bills) or (ii) settle or agree to settle any Action (except where the amount in controversy does not exceed $100,000 and does not involve injunctive or other equitable relief);

(q)    unless required by U.S. GAAP, change any of its accounting methods or revalue any of its assets;

(r)    merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent or Merger Sub), acquire substantially all of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(s)    materially change any insurance coverage;

(t)    disclose any material confidential information (including trade secrets), except pursuant to written confidentiality agreements entered into in the ordinary course of business and including reasonable protections of such confidential information;

(u)    acquire the business of another Person, whether through merger, consolidation, share exchange, business combination, or otherwise;

(v)    (i) agree to any audit assessment by any Tax Authority, (ii) file any income Return or an amendment to any income Return unless copies of such income Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, enter into any Tax sharing, allocation, indemnification or similar agreement, settle any claim or assessment in respect of Taxes, apply for any Tax ruling, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(w)    modify or amend any of Company’s or its Subsidiaries’ Privacy Statements, or publish any new Privacy Statement; or

(x)    enter into to any Contract to do any of the things described in the preceding clauses (a)-(w) of this Section 5.5 (subject to exceptions set forth in this Section 5.5).

5.6    Regulatory Approvals. The Company shall promptly join in the execution and filing of any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents (other than filing fees payable in connection with filings under the HSR Act which shall be paid by Parent per the HSR Act). The Company shall promptly inform Parent of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby, and shall provide Parent reasonable advance notice of the nature and substance of any planned communication with any Governmental Authority. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall review any proposed response in advance with, and consider in good faith the views of, Parent.

5.7    Necessary Consents. Each of the Company and its Subsidiaries shall use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation to continue to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of or termination of any Company Material Contract. The Company will (i) consult with Parent beforehand regarding the process for seeking such consents and providing such notices and (ii) provide Parent with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices.

5.8    Termination of Financing Statements. The Company shall take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements, if any, filed in order to perfect security interests in assets of the Company or its Subsidiaries that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of the Company or its Subsidiaries shall be released prior to or simultaneously with the Closing.

5.9    Litigation. The Company shall notify Parent in writing promptly after learning of any Action initiated by or against the Company or its Subsidiaries, or known by the Company to be threatened in writing against the Company, its Subsidiaries or any of their directors, officers or employees in their capacity as such.

5.10    Access to Information. The Company shall allow Parent and its agents and advisors access during normal business hours and upon reasonable advance notice to the files, books, records, technology, Contracts, personnel and offices of the Company and its Subsidiaries, including any and all information relating to the Company’s and Subsidiaries’ Taxes, Contracts, financial condition and real, personal and intangible property, subject to the terms of the Mutual Nondisclosure Agreement between Parent and the Company effective November 17, 2017 (the “NDA”). The Company shall cause its accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.11    Company Benefit Arrangements. Upon Parent’s written request made at least five Business Days in advance of the Closing Date, the Company shall terminate any Company Benefit Arrangement (including the Company’s 401(k) Plan) that the Company is legally entitled to unilaterally terminate no later than the day immediately prior to the Closing Date. If Parent so requests that the Company’s 401(k) Plan be terminated, the Company’s Board of Directors shall adopt resolutions terminating the 401(k) Plan and the Company shall execute an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, such resolutions and amendment to be subject to review and approval by Parent’s counsel.

5.12    Section 280G Approval of the Company Stockholders.

(a)    The Company shall obtain and deliver to Parent, prior to the initiation of the requisite stockholder approval procedure under Section 5.12(b), a Parachute Payment Waiver, in the form agreed to by the Parent, Merger Sub and the Company (the “Parachute Payment Waiver”), from each Person who the Company or Parent reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.12(b), and who the Company believes might otherwise receive, have received, or have the right or entitlement to receive payments and/or benefits that may, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code, unless the requisite stockholder approval of such payment and/or benefits is obtained pursuant to Section 5.12(b).

(b)    The Company shall submit for approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits that, in the absence of the executed Parachute Payment Waivers might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.13    Notices to Company Securityholders and Employees. The Company shall timely provide to holders of Company Capital Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company Certificate of Incorporation and Company Bylaws, each Company Option Plan, the Company Warrants or other applicable Contracts.

5.14    Termination of Contracts. The Company shall use commercially reasonable efforts to terminate prior to the Closing, the Contracts set forth in Schedule 5.14 of the Company Disclosure Letter, which terminations shall be in form and substance satisfactory to Parent; provided, however, that the Company shall not, as a condition to obtaining the consent to any such termination from the applicable counter-party to a Contract, agree to provide additional consideration or otherwise agree to incur an additional liability (beyond that which is already contemplated by the Contract) without the prior written consent of Parent.

5.15    Satisfaction of Conditions Precedent.

(a)    The Company shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 9, and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, as promptly as practicable the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

(b)    Notwithstanding the foregoing, the Company shall use reasonable best efforts to cooperate in all respects with Parent and its Representatives in connection with the preparation and review of any filing required to be made on behalf of Parent before any Governmental Authority or pursuant to any listing or securities exchange requirement, and such reasonable best efforts shall include (A) making available, during normal business hours, to Parent and its Representatives such books, records and other information as any of the foregoing may reasonably request and (B) furnishing all financial statements and financial records, business and other financial data, projections and audit reports of the Company and its Subsidiaries, and any supplements thereto and written financial information reasonably requested by Parent or its Representatives.

ARTICLE 6

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, Parent covenants and agrees with the Company as follows:

6.1    Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article 4 untrue or inaccurate such that the condition set forth in Section 8.1 would not be satisfied, (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied or (c) any change, event, circumstance, condition or effect that would reasonably be expected to cause any of the other conditions set forth in Article 8 not to be satisfied; provided, however, that that Parent’s unintentional failure to give notice under this Section 6.1 shall not be deemed to be a breach of covenant under this Section 6.1 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

6.2    Regulatory Approvals. Parent shall promptly execute and file any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement. Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees (including filing fees payable in connection with filings under the HSR Act) payable by Parent with respect to such authorizations, approvals and consents. Parent shall promptly inform the Company of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that while Parent shall exercise commercially reasonable efforts to cause the withdrawal of such action or proceeding Parent shall be under no obligation to execute or carry out agreements or submit to orders providing for (1) the sale, transfer, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Parent or any of its Affiliates or the Company, (2) the discontinuation of any product or service of Parent or any of its Affiliates or the Company, (3) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own their respective assets or (4) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

6.3    Satisfaction of Conditions Precedent. Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 8, and Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, as promptly as practicable the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

Parent also covenants and agrees with the Company as follows:

6.4    Employee Matters.

(a)    Prior to the Closing Date, Parent shall extend an offer of employment to all of the employees of the Company, with such offers (1) to be on substantially similar terms applicable to employees of Parent who are similarly situated based on levels of responsibility (but which are in no event less favorable than those currently in place at the Company), including, without limitation, providing a salary or wage level and bonus opportunity no less than the salary or wage level and bonus opportunity to which such individual was entitled immediately prior to the Effective Time, (2) subject to limitations under Applicable Law, given full credit for each such employee’s service with the Company prior to the Closing Date for purposes of eligibility, vesting, and determination of the level of benefits, under any benefit plans, including but not limited to gratuity, made available to such employees following the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or in excess of applicable Parent policies and (3) to be effective upon the Closing, if accepted.

(b)    Immediately following the Effective Time, each employee of the Company or its Subsidiaries immediately prior to the Effective Time who remains an employee of the Surviving Corporation or its Subsidiaries or becomes an employee of Parent immediately following the Effective Time (each, a “Continuing Employee”) shall be eligible to participate in Parent’s employee benefit plans (the “Parent Plans”), including its medical plan, dental plan, life insurance plan and disability plan, on substantially similar terms applicable to employees of Parent who are similarly situated based on levels of responsibility, to the extent permitted by Applicable Law and the terms of the applicable Parent Plans; provided, however, that Parent shall not be obligated to enroll any Continuing Employee in Parent Plans if Parent maintains in effect a comparable Company Benefit Arrangement for the benefit of such employee following the Closing. Without limiting the generality of the foregoing, for Continuing Employees so enrolled in Parent Plans, Parent shall recognize the prior service with the Company or its Subsidiaries of each of the Continuing Employees for purposes of eligibility and vesting, to the extent permitted by Applicable Law and the terms of the applicable Parent Plans and for purposes of accrual of vacation and time off benefits. In addition, for purposes of each Parent Plan providing health or welfare benefits for the benefit of any Continuing Employees, Parent will use commercially reasonable efforts to cause all pre-existing condition exclusions, evidence of insurability requirements, waiting periods and actively-at-work requirements of such Parent Plan (for insured benefit plans, to the extent permitted under the terms of the insurance policy) for such employee and his or her covered dependents, and to the extent permitted by Applicable Law and the terms of the applicable Parent Plans, Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the applicable benefits plan in which such employee participated immediately before the Effective Time ending on the date such employee’s participation in the corresponding Parent Plan begins to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan (for insured benefit plans, to the extent permitted under the terms of the insurance policy) Notwithstanding anything in this Section 6.4 to the contrary, this Section 6.4 shall not operate to (a) duplicate any benefit provided to any Continuing Employee, (b) require Parent to continue to maintain any employee benefit plan in effect following the Effective Time for Parent’s employees, including the Continuing Employees, (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason or (d) amend any ERISA plan or create any third party rights of causes of action for any person.

6.5    Indemnification of Company Directors and Officers.

(a)    If the Merger is consummated, then until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successors to, fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification, exculpation or expense advancement provisions under the Company Certificate of Incorporation or Company Bylaws (as in effect on the Agreement Date) and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties (existing as of the Agreement Date that are set forth in Schedule 3.16 of the Company Disclosure Letter), with respect to claims arising out of matters, acts or omissions occurring at or prior to the Effective Time (regardless of whether any proceeding relating to any Company Indemnified Party’s rights to indemnification, exculpation or expense advancement with respect to any such matters, acts or omissions is commenced before or after the Effective Time). Any claims for indemnification made under this Section 6.5(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)    Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Agreement Date for matters, acts or omissions occurring at or prior to the Effective Time and (iii) contains other coverage terms comparable to those under the Company’s existing directors’ and officers’ liability insurance policy (the “Company D&O Tail Policy”). The cost of the Company D&O Tail Policy will be treated as a Company Merger Expense hereunder. If the Merger is consummated, then Parent will not cancel the Company D&O Tail Policy during its term.

(c)    The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties (or their heirs, personal representatives, successors or assigns). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation or its successors under this Section 6.5. The obligations of Parent, the Surviving Corporation and its successors under this Section 6.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns, as applicable).

(d)    However, no such Company Indemnified Party will have any right of indemnification or right of advancement from the Surviving Corporation or its successors or Parent pursuant to this Section 6.5 with respect to any Damages recoverable by any of the Parent Indemnified Persons from such Company Indemnified Party in his or her capacity as an Effective Time Holder pursuant to Article 11 of this Agreement.

6.6    Retention Pool. The Parent shall, as promptly as practicable following the Effective Time, offer to certain Offered Employees equity securities of Parent with such offered equity securities having an aggregate value of not less than $15,000,000 (and, to the extent such Offered Employees become Continuing Employees, grant such equity securities) and allocated amongst such Offered Employees by Parent in consultation with Mr. Josh McCarter; provided that such allocations otherwise comply with Section 6.7(b) (for clarity, these grants are in addition to any Adjusted Options granted to such individuals pursuant to Section 2.1(b)(vi)). The employment transition letter for each such Offered Employee shall contain details surrounding such grant of equity securities including any vesting terms.

6.7    Promised Options; Replacement Options.

(a)    Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain from each employee set forth in Schedule 6.7(A) of the Company Disclosure Letter a release of claims against the Company for such employee’s Promised Option in a form reasonably acceptable to Parent (each, a “Promised Option Release”).

(b)    In lieu of the Promised Options set forth in Schedule 6.7(B) of the Company Disclosure Letter, each offer of employment from Parent to each employee listed in Schedule 6.7(B) of the Company Disclosure Letter shall include a promise to grant equity securities of Parent to such employee pursuant to an employment transition letter.

ARTICLE 7

CLOSING MATTERS

7.1    The Closing. Subject to termination of this Agreement as provided in Article 10, the Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 West 42nd Street, Floor 17, New York, New York 10036, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Parent, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

7.2    Exchange.

(a)    At the Effective Time, all outstanding Company Capital Stock, Company Options and Company Warrants shall, by virtue of the Merger and without further action, cease to exist, and all such securities shall be converted into the right to receive from Parent the cash amount or other consideration to which the holder thereof is entitled pursuant to Section 2.1(b), if any.

(b)    On the Closing Date, Parent shall make available to Acquiom Financial LLC (the “Payments Administrator”) cash in an amount sufficient to permit the payment of the cash amounts to which holders of Company Capital Stock and Company Warrants are entitled pursuant to Section 2.1(b) (the “Exchange Fund”). As soon as reasonably practicable (but no later than five Business Days) after the Effective Time, Parent shall cause the Payments Administrator to deliver or make electronically available to each holder of record of Company Capital Stock and Company Warrants that was outstanding immediately prior to the Effective Time (the certificates or other instruments evidencing such securities being “Company Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(b) the following: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates for Company Capital Stock shall pass, only upon the deemed surrender of such Company Certificates to the Payments Administrator); and (ii) instructions for use in effecting the deemed surrender of the Company Certificates in exchange for the cash amounts specified in Article 2 (provided that to the extent reasonably practicable, Parent will cause the Payments Administrator to make electronic copies of such letter of transmittal available to holders of Company Certificates in advance of the Closing to allow submission thereof concurrent with the Closing). Upon (1) delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and (2) delivery of any required Form W-9 or Form W-8, to the Payments Administrator, the Payments Administrator shall pay by U.S. domestic electronic check (ACH), wire transfer or check to each tendering holder of a Company Certificate or an Affidavit (each, a “Tendering Company Holder”) the cash amounts to which such Tendering Company Holder is entitled pursuant to Section 2.1(b). For the avoidance of doubt, unless required by Parent, a registered holder of record of Company Certificates need not surrender the Company Certificates to the Payments Administrator in order to receive the applicable cash amounts to which such holder is entitled under this Article 7 and upon valid completion and submission of a Letter of Transmittal (including via online submission), the underlying Company Certificates covered by such Letter of Transmittal shall be deemed automatically surrendered.

(c)    As soon as reasonably practicable (but no later than five Business Days) after the Effective Time, Parent shall pay to the Surviving Corporation the cash amounts to which each holder of Company Options that are unexpired, unexercised and outstanding immediately prior to the Effective Time is entitled pursuant to Section 2.1(b)(iv). Any payments made in respect of Company Options pursuant to this Agreement, (i) that are made in respect of Employee Options shall be made through the Surviving Corporation’s standard payroll procedures (on or before the Surviving Corporation’s next full regularly scheduled payroll following the date on which such amounts become payable) and (ii) that are made in respect of Non-Employee Options shall be promptly made by the Surviving Corporation through its accounts payable.

(d)    After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock, Company Options or Company Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 7.2.

(e)    Until Company Certificates are deemed surrendered pursuant to Section 7.2(b), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the amount of cash which Company Capital Stock shall have been converted pursuant to Section 2.1(b).

(f)    If any cash amount payable pursuant to Section 2.1(b) is to be issued or paid to a Person other than the Person to which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Company Certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(g)    Any portion of the Exchange Fund held by the Payments Administrator which have not been delivered to any holders of Company Certificates pursuant to this Section 7.2 within 12 months after the Effective Time shall promptly be returned to Parent, and thereafter each holder of a Company Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 7.2 shall look only to Parent (subject to abandoned property, escheat and similar laws) for his, her or its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 2.1(b). Notwithstanding anything to the contrary contained herein, if any Company Certificate or other required instrument has not been surrendered prior to the date on which the merger consideration contemplated by Section 2.1(b) in respect of such Company Certificate or instrument would otherwise escheat to or become the property of any Governmental Authority, any amounts payable in respect of such Company Certificate or instrument shall, to the extent permitted by Applicable Law, become the property of Parent, but remaining subject to the claims or interests of any Person previously entitled thereto.

(h)    Notwithstanding anything to the contrary contained herein, none of the Payments Administrator, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

7.3    Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock are entitled to appraisal rights pursuant to Delaware Law, any Dissenting Shares shall not be converted into a right to receive cash as provided in Section 2.1(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair market value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such law). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 2.1(b) in respect of such shares had such shares never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 7.2, following the satisfaction of the applicable conditions set forth in Section 7.2, the cash, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.1(b) with respect to such shares. The Company shall give Parent prompt notice of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s appraisal rights, and Parent shall have the right to control all negotiations and proceedings with respect to any such demand. The Company agrees that, except with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The Company’s obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company):

8.1    Accuracy of Representations and Warranties. The representations and warranties of Parent set forth in Article 4, taken together, (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, on and as of the Agreement Date and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Parent.

8.2    Covenants. Parent shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Parent.

8.3    Compliance with Law; No Legal Restraints. There shall not be issued, enacted or adopted by any Governmental Authority of competent jurisdiction any statute, regulation, enactment, Order or Action (whether temporary, preliminary or permanent) that prohibits or renders illegal the Merger or any other material transaction contemplated by this Agreement.

8.4    Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having competent jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

8.5    Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained, as required by Delaware Law and the Company Certificate of Incorporation and Company Bylaws, each as in effect on the date of such approval.

8.6    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent, the Escrow Agent and the Representative.

8.7    Employment Matters. The Parent shall have delivered to the Company copies of the transition letters provided to the Offered Employees.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

Parent’s and Merger Sub’s obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by Parent and Merger Sub in a writing signed by Parent and that any such waiver shall not affect any rights to indemnification or any remedy hereunder):

9.1    Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 3, taken together, (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, on and as of the Agreement Date and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Parent shall have received a certificate to such effect executed by the Company’s Chief Executive Officer.

9.2    Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Parent shall have received a certificate to such effect executed by the Company’s Chief Executive Officer.

9.3    No Material Adverse Effect. There shall not have been any Material Adverse Effect in the Company since the Agreement Date which remains continuing.

9.4    Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority of competent jurisdiction, any Antitrust Restraint, or any statute, regulation, enactment or Order (whether temporary, preliminary or permanent) that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Parent’s right (or the right of any Subsidiary of Parent) to conduct the Company Business on or after consummation of the Merger. No Action by any Governmental Authority of competent jurisdiction shall be pending or threatened in writing (i) for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or (ii) seeking any Antitrust Restraint.

9.5    Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having competent jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger. All applicable waiting periods under the HSR Act or applicable foreign antitrust laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

9.6    Consents; Amendments; Terminations.

(a)    Parent shall have received duly executed copies of the third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 9.6(a) of the Company Disclosure Letter, in form and substance reasonably satisfactory to Parent.

(b)    Parent shall have received duly executed copies of the termination or amendment of the Contracts set forth in Schedule 9.6(b) of the Company Disclosure Letter, in form and substance reasonably satisfactory to Parent.

9.7    Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained, as required by Delaware Law and the Company Certificate of Incorporation and Company Bylaws, each as in effect on the date of such approval.

9.8    Employment Matters.

(a)    The Employment Transition Letter of each Specified Employee and Noncompetition Agreement of each Listed Employee shall continue to be in full force and effect, and such Employment Transition Letter shall contain the necessary information required by Section 6.6.

(b)    No less than 85% of Offered Employees shall have executed and delivered an employment transition letter, related proprietary information and invention assignment agreement and other employment related documents, which shall be in full force and effect; provided that such employment transition letters comply with the requirements set forth in Section 6.4(a).

9.9    Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company in office immediately prior to the Effective Time shall have resigned from such positions in writing effective as of the Effective Time.

9.10    Closing Financial Certificate and Spreadsheets. Parent shall have received the Closing Financial Certificate and each Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Closing Financial Certificate or either Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Closing Financial Certificate or either Spreadsheet is not accurate.

9.11    Section 280G Approval. If, in Parent’s reasonable belief, any Contract or arrangement to which the Company is a party would be reasonably likely to give rise to or has given rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, such amount shall have been subject to a vote by the Company Stockholders as required by Section 5.12(b), and, as required by Section 5.12(a), any “disqualified individuals” (as defined in Section 280G of the Code) shall have agreed to, and shall, forfeit any payments that would be non-deductible if the stockholder approval described in Section 5.12(b) is not obtained.

9.12    Company Good Standing Certificates. Parent shall have received a certificate from the Delaware Secretary of State certifying that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the Closing Date have been paid.

9.13    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Escrow Agent and the Representative.

9.14    Audited Financials. Parent shall have received the Company’s audited consolidated balance sheet dated December 31, 2017 and the Company’s consolidated statement of operations and statement of cash flows for the year ended December 31, 2017.

9.15    Company Debt. Parent shall have received payoff letters from all creditors of Company Debt in form reasonably satisfactory to Parent and termination statements executed by each Person holding a security interest in any assets of the Company or any Subsidiary as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Parent that all Encumbrances on assets of the Company and its Subsidiaries shall have been released prior to or shall be released simultaneously with the Closing and the payment of amounts set forth in the payoff letters or lien release documents.

9.16    Promised Options. Parent shall have received from holders representing 80% of aggregate Promised Options a Promised Option Release in form reasonably satisfactory to Parent.

9.17    FIRPTA. Parent shall have received: (i) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing, and (ii) a certification that the shares of Company Capital Stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company (the “FIRPTA Documents”).

9.18    Pre-Closing Payments. The Company shall have completed the following: (i) payment of the 2017 performance based bonuses to the applicable employees and (ii) payment in respect of matter set forth on Schedule 3.7.2 of the Company Disclosure Letter.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

10.2    Unilateral Termination.

(a)    Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b)    Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Eastern Time on June 30, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 8 or Article 9 to be fulfilled or satisfied on or before such Termination Date.

(c)    Either Parent or the Company may terminate this Agreement at any time prior to the Effective Time if (i) the other has committed a breach of (1) any of its representations and warranties under Article 3 or Article 4, as applicable, or (2) any of its covenants under Article 5 or Article 6, as applicable, and has not cured such breach within 30 days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) such breach, if not cured on or prior to the Closing Date, would result in the failure of any of the conditions set forth in Article 8 or Article 9, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d)    Parent, by giving written notice to the Company, may terminate this Agreement if the Company shall have for any reason failed to secure the Company Stockholder Approval within 48 hours following the Agreement Date.

10.3    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of this Section 10.3 (Effect of Termination) and Article 12 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

11.1    Survival. If the Merger is consummated, (A) the representations and warranties of the Company contained in Article 3 of this Agreement (other than Fundamental

Representations), the Company Disclosure Letter and the Company Closing Certificates shall survive the Effective Time and remain in full force and effect until 5:00 p.m. Eastern Time on the 12 month anniversary of the Closing Date and (B) the Fundamental Representations shall survive the Effective Time and remain in full force and effect until the expiration of the statute of limitations applicable to the underlying subject matter of such representations and warranties; provided, however, that no right to indemnification pursuant to Article 11 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim (as defined below) delivered prior to the expiration of the applicable Claims Period (as defined in Section 11.4) with respect to such representation or warranty shall be affected by the expiration of such representation or warranty. If the Merger is consummated, the representations and warranties of Parent contained in Article 4 of this Agreement and the Parent Closing Certificates shall expire and be of no further force or effect as of the Effective Time. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article 5 and Article 6) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article 11 in respect of any claim based upon any breach of a covenant that is set forth in a Notice of Claim delivered prior to the expiration of the Claims Period with respect to such covenant shall be affected by the expiration of such covenant.

11.2    Agreement to Indemnify. Each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Parent and its Subsidiaries, their respective officers, directors, employees, agents and Representatives (each hereinafter referred to individually as an “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all damages, losses, costs, penalties and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (including such fees and costs incurred in connection with enforcing the provisions of this Article 11)) (hereinafter collectively referred to as “Damages”), arising out of or resulting from the following (the “Indemnifiable Matters”): (a) any failure of any representation or warranty made by the Company in this Agreement, the Company Disclosure Letter or the Company Closing Certificates to be true and correct as of the Agreement Date or as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates); (b) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement to be performed prior to the Closing; (c) any Dissenting Shares Excess Payments; (d) any Company Securityholder Taxes; (e) any inaccuracies in either Spreadsheet (including, without limitation, a claim from a holder of Promised Options who did not execute a Promised Option Release that such individual is entitled to additional equity compensation with respect to such Promised Options beyond that contemplated by Section 6.7(b) hereof); (f) any Company Merger Expense or Company Closing Debt that is outstanding as of the Effective Time and is not either paid and satisfied in full at the Effective Time or a reduction to the Total Merger Consideration; (g) any of the matters set forth on Schedule 11.2(g); or (h) any Fraud by the Company under this Agreement.

11.3    Limitations.

(a)    Other than with respect to a Fraudulent breach under Section 11.2(a) or claims arising out of a breach of any Fundamental Representations, no Parent Indemnified Person may recover any Aggregate Escrow Cash in respect of any claim for indemnification that is made pursuant to Section 11.2(a) unless and until the aggregate amount of Damages that may be claimed pursuant to Section 11.2(a) exceeds $750,000 (the “Deductible”), and once the Deductible has been reached, the Parent Indemnified Person may make claims for indemnification for all Damages in excess of the Deductible; provided, however, for clarity, Aggregate Escrow Cash will not be released from escrow to any Parent Indemnified Person until claims for indemnification for Damages exceeding the Deductible have been resolved in favor of the Parent Indemnified Persons pursuant to this Article 11.

(b)    If the Merger is consummated, recovery from the Escrow Cash and the R&W Policy shall be the sole and exclusive remedy under this Agreement for the Indemnifiable Matters arising out of Section 11.2(a), except for breaches of Fundamental Representations or in the case of a Fraudulent breach under Section 11.2(a). In the case of any Indemnifiable Matters arising out of Section 11.2(g), the Deductible shall not apply and recovery from the Specified Matter Escrow Cash, the remaining Escrow Cash (if any) and the R&W Policy (if available) shall be the sole and exclusive remedy under this Agreement. In the case of any breaches of Fundamental Representations by the Company under this Agreement or Indemnifiable Matters arising out Section 11.2(b) to (f) or Section 11.2(h), the Deductible shall not apply and each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Damages resulting therefrom; provided, however, that such liability shall be limited to 100% of the amount of the Total Merger Consideration actually received (or treated as received not taking into account any reduction for Taxes withheld) by such Effective Time Holder in accordance with this Agreement (inclusive of such Effective Time Holder’s Escrow Pro Rata Share of the Shared Escrow Cash, Specified Matter Escrow Pro Rata Share of the Specified Matter Escrow Cash, Expense Pro Rata Share of the Expense Cash and Escalate’s Escalate Additional Escrow Contribution).

(c)    All claims for indemnification by a Parent Indemnified Person for Damages pursuant to this Agreement (whether or not the Indemnifiable Matters that are the subject matter of such claims are recoverable solely from the Escrow Cash) shall be satisfied (i) first from the Escrow Cash, (ii) second from the R&W Policy and (iii) third, after exhaustion of the Escrow Cash and R&W Policy, against the Effective Time Holders directly (but not exceeding such Effective Time Holders’ respective Pro Rata Shares of such Damages and subject to the dollar limits set forth in Section 11.3(b)).

(d)    Notwithstanding anything to the contrary herein, the Specified Matter Escrow Cash shall be available as a separate escrow, held exclusively for indemnification claims by a Parent Indemnified Person for Damages arising out of or resulting from any of the matters set forth on Schedule 11.2(g) and all claims for indemnification by a Parent Indemnified Person for such matters shall be satisfied, (i) first, from the Specified Matter Escrow Cash, (ii) second, after exhaustion of the Specified Matter Escrow Cash, from the Escrow Cash, and (iii) third, from the R&W Policy (if available).

(e)    The Parent Indemnified Persons shall exercise commercially reasonable efforts to mitigate the amount of any Damages, including without limitation commercially reasonable efforts to recover under the R&W Policy; provided that the Parent Indemnified Persons shall not be required to recover under the R&W Policy prior to exhaustion of the Aggregate Escrow Cash. Without limiting the foregoing, Damages shall be calculated net of actual recoveries under existing insurance policies and contractual indemnification or contribution provisions (in each case calculated net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums); provided, that, in the event that Parent Indemnified Persons first recover from the Aggregate Escrow Cash or Effective Time Holders for any particular Damages and thereafter recover for the same Damages pursuant to any existing insurance policies and/or contractual indemnification or contribution provisions, then the amount recovered pursuant to such existing insurance policies (including the R&W Policy) and/or contractual indemnification or contribution provisions (up to the amount first recovered from the Aggregate Escrow Cash) shall be deposited in the escrow fund or paid to the Effective Time Holders, as applicable, by Parent. In addition, Damages shall exclude special, consequential, exemplary or punitive damages, unless (i) specifically awarded by an arbitrator or Governmental Authority to a third party and paid to such third party by a Parent Indemnified Person or (ii) in the case of consequential damages only, reasonably foreseeable under an objective standard.

(f)    In determining the existence or amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date or the breach of or default in connection with any covenant or agreement, any materiality or Material Adverse Effect standard or qualification contained in or otherwise applicable to such representation, warrant, covenant or agreement shall be disregarded (other than in instances where the context dictates otherwise (e.g., the operation of this sentence shall not turn references to “Company Material Contract” to “Company Contract” or “Material Adverse Effect” to “Effect” for purposes of calculating Damages)); provided, however, that such standard or qualification shall not be disregarded for the purposes of the initial determination of whether there was a failure of such representation or warranty to be true and correct, or a breach of or default in connection with any covenant or agreement, as aforesaid.

(g)    Notwithstanding anything to the contrary herein, in the event that any claim for Damages which are accrued but not yet paid or which are anticipated to be incurred, paid or sustained in the future is resolved in favor of a Parent Indemnified Person pursuant to this Article 11, no amounts shall actually be payable by the Effective Time Holders (whether from the Aggregate Escrow Cash or directly by the Effective Time Holders) to such Parent Indemnified Person until after such Damages are actually incurred, paid or sustained.

(h)    Following the Closing, (i) this Article 11 shall constitute the sole and exclusive remedy for recovery of money Damages by the Parent Indemnified Persons for all Indemnifiable Matters, (ii) all applicable statutes of limitations or other claims periods with respect to claims for Indemnifiable Matters shall be shortened to the applicable claims periods and survival periods expressly set forth herein and (iii) the Parent Indemnified Persons irrevocably waive any and all rights they may have to make claims against the Effective Time Holders under statutory and common law as a result of any Damages and any and all other damages or losses incurred by the Parent Indemnified Persons with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Article 11.

(i)    Except for such representations and warranties contained in Article 3, the Company Disclosure Letter and the Company Closing Certificates, each of Parent and Merger Sub acknowledges and agrees that none of the Company or its Representatives nor any Effective Time Holder or other Person makes, and each of Parent and Merger Sub is not relying on, any other express, implied or statutory representation or warranty with respect to the Company or Company Business, any Effective Time Holder or otherwise, including with respect to any projections, forecasts, estimates and budgets for the Company.

(j)    Nothing herein shall limit the liability of an Effective Time Holder for any Fraud personally committed by such Effective Time Holder.

11.4    Notice of Claim.

(a)    As used herein, the term “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person for Damages under this Article 11. Parent may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, and Parent shall give written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to the Representative (with a copy to the Escrow Agent) after Parent becomes aware of the existence of any actual or potential claim by a Parent Indemnified Person for indemnification from the Effective Time Holders under this Article 11, arising out of or resulting from (i) any Indemnifiable Matter listed in the foregoing clauses (a)-(h) of Section 11.2 or (ii) the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand or Action brought by a third party against Parent or such other Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any Indemnifiable Matter listed in the foregoing clauses (a)-(h) of Section 11.2.

(b)    The period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Cash shall commence at the Effective Time and terminate at 5:00 p.m. Eastern Time on the 12 month anniversary of the Closing Date (the “Escrow Period”). The Claims Period for (A) indemnification for Damages arising out of or resulting from any Fraud by the Company under this Agreement shall commence at the Effective Time and terminate upon the earlier of (1) the six year anniversary of the Closing Date and (2) expiration of the applicable statute of limitations, (B) indemnification for Damages arising out of or resulting from any of the matters set forth on Schedule 11.2(g) shall commence at the Effective Time and terminate upon the three year anniversary of the Closing Date, and (C) indemnification for Damages arising out of Section 11.2(b) to (f) or breaches of Fundamental Representations by the Company under this Agreement shall commence at the Effective Time and terminate upon expiration of the applicable statute of limitations.

(c)    Each Notice of Claim by Parent given pursuant to Section 11.4 shall contain the following information:

(1)    that Parent or another Parent Indemnified Person has incurred, paid, sustained or accrued, or reasonably anticipates that it will incur, pay, sustain or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under this Article 11); and

(2)    a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to such Damages based on Parent’s good faith belief thereof, including (x) the basis for such anticipated liability and the nature of the breach to which such Damages are related, (y) the identity of any third party claimant and (z) copies of any formal demand or complaint from any third party claimant.

(d)    No delay on the part of Parent in giving the Representative a Notice of Claim shall relieve the Representative or any Effective Time Holder from any of their respective obligations under this Article 11 unless (and then only to the extent that) the Representative or the Effective Time Holders are materially prejudiced thereby in terms of the amount of Damages for which the Effective Time Holders are obligated to indemnify the Parent Indemnified Persons.

11.5    Defense of Third-Party Claims.

(a)    Parent shall determine and conduct the defense and the settlement, adjustment or compromise of any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) may be included by Parent in the Damages for which Parent may seek indemnification pursuant to a Claim made by any Parent Indemnified Person hereunder.

(b)    The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim (to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Parent Indemnified Person and subject to execution by the Representative of Parent’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information). The Representative may participate at the expense of the Effective Time Holders in, but not determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c)    No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence or amount of Damages relating to such matter, except with the written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall be reasonable for the Representative to withhold consent to any requested settlement if the Representative believes in good faith that there is not any underlying basis for indemnification under Section 11.2 with respect to such settlement). In the event that the Representative has consented to any such settlement, neither the Representative nor any Effective Time Holder shall have any power or authority to object under any provision of this Article 11 to the amount of any claim by or on behalf of any Parent Indemnified Person against the Aggregate Escrow Cash for indemnification with respect to such settlement.

11.6    Resolution of Notice of Claim. Each Notice of Claim given by Parent shall be resolved as follows:

(a)    Uncontested Claims. If, within 30 days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Parent as provided in Section 11.6(b), the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 11, including the forfeiture of Aggregate Escrow Cash.

(b)    Contested Claims. If the Representative gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the 30 day period specified in Section 11.6(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 days following receipt by Parent of the written notice from the Representative, by binding litigation between Parent and the Representative in accordance with the terms and provisions of Section 11.6(c).

(c)    Litigation of Contested Claims. Either Parent or the Representative may bring suit in the courts specified in Section 12.1 to resolve the Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be non-appealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Aggregate Escrow Cash in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

11.7    Appointment of Representative.

(a)    By voting in favor of the Merger or participating in the conversion of Company Capital Stock, Company Options or Company Warrants, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Parent (on behalf of itself of any other Parent Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Parent of the Aggregate Escrow Cash in satisfaction of indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article 11 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, indemnification claims by Parent or any other Parent Indemnified Person against the Aggregate Escrow Cash pursuant to this Article 11; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims against the Aggregate Escrow Cash under this Article 11 and all rights or obligations with respect to the Aggregate Escrow Cash arising under this Article 11. The Effective Time Holders shall be bound by all actions and decisions taken and consents and instructions given by the Representative in connection with this Article 11, and Parent and other Parent Indemnified Persons and the Escrow Agent shall be entitled to rely on, and shall be relieved from any liability to any Person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Representative. Notices or communications to or from the Representative after the Closing shall constitute notice to or from each of the Effective Time Holders. The Person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Aggregate Escrow Cash then on deposit with the Escrow Agent upon not less than ten days prior written notice to Parent and the Escrow Agent, which notice shall specify the Person replacing the Representative, the effective date of such replacement, the mailing address and telephone number for such Person and other information reasonably requested by Parent or the Escrow Agent.

(b)    The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Effective Time Holders will severally (based on each such holder’s Pro Rata Share) and not jointly indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Expenses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Effective Time Holders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Effective Time Holders, any such Representative Expenses may be recovered by the Representative from (i) first, the Expense Cash and (ii) second, the Escrow Cash at such time as any remaining amounts would otherwise be distributable to the Effective Time Holders; provided, that while this Section 11.7 allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Effective Time Holders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Effective Time Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Effective Time Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section 11.7. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement. Upon the Closing, the Parent will wire the Expense Cash to the Representative to be held by it in a segregated client funds account and which will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Effective Time Holders will not receive any interest or earnings on the Expense Cash and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Cash other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Expense Cash to the Payments Administrator for further distribution to the Effective Time Holders. For tax purposes, the Expense Cash will be treated as having been received and voluntarily set aside by the Effective Time Holders at the time of Closing. For clarity, no Parent Indemnified Person shall have any liability with respect to the Expense Cash, including with respect to the distribution, investment, holding and disposition thereof.

(c)    The Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that, the Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about the Surviving Corporation to anyone (except to the Effective Time Holders or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege. The Representative shall enter into a separate customary confidentiality agreement prior to being provided access to such information if reasonably requested by Parent.

(d)    Notwithstanding anything in this Article 11 to the contrary, unless a majority-in-interest of the Effective Time Holders (determined using their respective Pro Rata Shares) shall have notified Parent and the Representative in writing to the contrary, the Representative shall not be empowered or authorized to act as agent or attorney-in-fact for or on behalf of the Effective Time Holders with respect to any indemnification claim to the extent such claim seeks recovery from the Effective Time Holders directly (i.e., beyond the Escrow Cash) (“Extended Parent Claim”), meaning that the grants of authority to the Representative contemplated by Section 11.7(a) shall not be applicable with respect to any such Extended Parent Claim.

(e)    Certain Effective Time Holders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Representative regarding direction to be provided by the Advisory Group to the Representative. The Advisory Group shall incur no liability to the Effective Time holders for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. This indemnification shall survive the termination of this Agreement or the Escrow Agreement.

11.8    Treatment of Indemnification Payments. The Company Securityholders, the Representative and Parent agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 11 as adjustments to the Total Merger Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law.

ARTICLE 12

TAX MATTERS

12.1    Cooperation on Tax Matters. Parent, the Company and the Representative shall cooperate fully, as and to the extent reasonably requested by another party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Representative agree to (A) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records.

12.2    Returns. Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed (taking into account all extensions properly obtained), all Returns for the Company and its Subsidiaries required to be filed after the Closing Date. Returns relating to any Pre-Closing Tax Period (such Returns, “Pre-Closing Returns”) which are filed pursuant to this Section 12.2 shall be prepared in a manner consistent with prior Tax accounting practices and methods used by the Company and its Subsidiaries, or, if past practice is inconsistent with Applicable Law, consistent with Applicable Law. In the event that the Taxes reflected on a Pre-Closing Return could form the basis for a claim of indemnification pursuant to Section 11.2, Parent shall provide the Pre-Closing Return to the Representative for review and comment at least fifteen (15) days prior to the due date for filing such Returns, and shall consider in good faith and incorporate any reasonable comments thereto provided by the Representative.

12.3    Tax Sharing Agreements. Any and all Tax sharing, allocation, indemnification or similar agreements or arrangements with respect to or involving the Company or its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor its Subsidiaries shall be bound thereby or have any liability thereunder.

12.4    Transfer Taxes. All transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Merger and the other transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Effective Time Holders. The parties agree to cooperate with each other in the filing of any Returns with respect to Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such Returns.

12.5    Tax Contests. Parent shall notify the Representative in writing upon receipt by Parent, the Surviving Corporation or any of their Affiliates of any notice of any written inquiries, assessments, legal proceedings, or audits received from any Governmental Authority after the Closing with respect to Taxes of the Company or its Subsidiaries for which could form the basis for a claim of indemnification pursuant to Section 11.2 (“Tax Contest”). Parent shall have sole control of the conduct of such Tax Contests, provided, however, Parent shall keep the Representative timely informed with respect to the commencement, status and nature of any such Tax Contest, provide the Representative with the right to participate in any such Tax Contest at the Effective Time Holders’ expense, and shall not settle or compromise any such Tax Contest without the Representative’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event of any conflict or overlap between the provisions of this Section 12.5 and Section 11.5, the provisions of this Section 12.5 shall control.

12.6    Certain Post-Closing Tax Matters. Unless required by a “determination” (within the meaning of Section 1313(a) of the Code), none of Parent, Merger Sub, the Surviving Corporation or any of their Affiliates (including, after the Closing, the Company) will or will permit or cause any Person to: (A) file (other than in accordance with Section 12.2) or amend any Return with respect to the Company or its Subsidiaries that relates in whole or in part to any Pre-Closing Tax Period; or (B) make any Tax election (including any election pursuant to Section 338 of the Code or the Treasury Regulations promulgated thereunder (or pursuant to any corresponding provision of Applicable Law) with respect to the transactions contemplated in this Agreement) or change any method of the Tax accounting that has an effect on any Return relating to the Company or its Subsidiaries in respect of any Pre-Closing Tax Period; in each case except with the prior written consent of the Representative (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, if Parent, Merger Sub, the Surviving Corporation or any of their Affiliates (including, after the Closing, the Company) takes any such action without the prior written consent of Representative, such action shall not be determinative of the existence of any claim for indemnification pursuant to Section 11.2 or otherwise under this Agreement or the amount of any Damages relating to such claim. Parent and its Affiliates (including, after the Closing, the Surviving Corporation) shall not make or initiate any voluntary contact with a Governmental Authority regarding any Pre-Closing Tax Period, in each case, which could reasonably be expected to increase the Effective Time Holders’ indemnification obligations for Taxes pursuant to this Agreement without consulting with the Representative in good faith.

ARTICLE 13

MISCELLANEOUS

13.1    Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of first, the state courts within New York County in the State of New York (and any appellate court thereof located within such county) and to the extent such state courts within New York County in the State of New York (or appellate court thereof located within such county) lacks jurisdiction over the matter, the Federal courts of the United States of America in the Southern District of New York (or appellate court thereof located within such county) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 11.6(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New York, New York.

13.2    Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

13.3    Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

13.5    Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction. However, notwithstanding the foregoing, following the Closing, Section 11.3(g) shall exclusively control regarding remedies under this Agreement.

13.6    Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 13.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.7    Expenses. Except as otherwise provided herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

13.8    Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

13.9    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic transmission, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by electronic transmission, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:

If to Parent or Merger Sub:

MINDBODY, Inc.

4051 Broad Street, Suite 220,

San Luis Obispo, California 93401

Attention: Chief Legal Officer

Email: legal@mindbodyonline.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: Jon Avina and Craig Menden

Telephone No.: 650-843-5000

Email: javina@cooley.com; cmenden@cooley.com

If to the Company:

Booker Software, Inc.

22 Cortlandt Street, Floor 18

New York, NY 10007

Attention: Josh McCarter

Telephone No.: (949) 300-8343

Email: josh@booker.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 17th Floor

New York, New York 10036

Attention: Steven L. Baglio and Andrew Y. Luh

Telephone No.: 212-430-3171

Email: sbaglio@gunder.com; aluh@gunder.com

If to the Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

13.10    Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

13.11    No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.11.

13.12    Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

13.13    Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, consultant, contractor, Affiliate, stockholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 6.5 is intended to benefit the Company Indemnified Parties and Article 11 is intended to benefit the Parent Indemnified Persons.

13.14    Public Announcement. Upon execution of this Agreement, the Parent and Company shall issue a joint press release announcing the proposed Merger, and each of Parent and the Company shall have a reasonable opportunity to review and comment on such press release. Prior to the publication of such initial press release, neither Parent nor the Company shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law). Thereafter, Parent may issue such press releases, and make such other public statements regarding the Merger, as it reasonably determines are required under Applicable Law or regulatory rules (including any listing agreement with any securities exchange or stock market) or otherwise in the best interest of Parent.

13.15    Confidentiality. The Company and Parent each confirm that they have entered into the NDA and that they are each bound by, and shall abide by, the provisions of such NDA. If this Agreement is terminated, the NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDA. The existence and terms of this Agreement, the Company Ancillary Agreements, Merger Sub Ancillary Agreements, Parent Ancillary Agreements and the documents and instruments contemplated hereby and thereby, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under such NDA.

13.16    Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

13.17    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.18    Consent to Representation; Conflict of Interest. If the Representative so desires, acting on behalf of the Company Securityholders and without the need for any consent or waiver by Company, Parent, or Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent the Company Securityholders after the Closing in connection with any dispute that arises under this Agreement in connection with Parent enforcing its indemnification rights under Article 11. Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Company Securityholders, or any one or more of them, in connection with any negotiation or dispute (including any litigation, arbitration, or other adversary proceeding) with Parent, the Company, or any of their agents or Affiliates under or relating to this Agreement in connection with Parent enforcing its indemnification rights under Article 11. Parent, Merger Sub, and the Company further agree that in connection with any dispute arising under this Agreement in connection with Parent enforcing its indemnification rights under Article 11, as to all communications among Gunderson and the Representative and the Company Securityholders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the transactions contemplated by this Agreement and are subject to attorney-client privilege, attorney work product or similar protections, Parent shall not assert the such communications against Gunderson or the Seller Group (including as evidence supporting such claim). Notwithstanding the foregoing, after the Closing the exception of client confidence shall belong solely to Parent and the Company as a Subsidiary of Parent and may be controlled only by Parent and the Company as a Subsidiary of Parent and shall not be retained by the Seller Group. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s or Gunderson’s computer system (or of a third party) or in documents in the Company’s or Gunderson’s possession (or a third party). Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, and the Company, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, the Company or Parent may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Gunderson to the Company; provided, however, neither Parent nor the Company may waive such privilege without the prior written consent of the Representative.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MINDBODY, INC.

By:	/s/ Richard Stollmeyer
Name:	Richard Stollmeyer
Title:	Chief Executive Officer

HARLEY MERGER SUB, INC.

By:	/s/ Eric Steinbroner
Name:	Eric Steinbroner
Title:	Chief Financial Officer and Secretary

BOOKER SOFTWARE, INC.

By:	/s/ Josh McCarter
Name:	Josh McCarter
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE REPRESENTATIVE

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]